Exhibit 10.33

Redacted Exhibit: This Exhibit contains certain identified information that has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Redacted information is identified by [*],

FUEL CELL SYSTEM SUPPLY AND INSTALLATION AGREEMENT
between
BLOOM ENERGY CORPORATION,
as Seller
and
DIAMOND STATE GENERATION PARTNERS, LLC,
as Buyer
dated as of December 23, 2019

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CONFIDENTIAL

ARTICLE I. DEFINITIONS	1

Section 1.1	Definitions. 1

Section 1.2	Other Definitional Provisions. 15

ARTICLE II. PURCHASE AND SALE	16

Section 2.1	Appointment of Seller. 16

Section 2.2	Conceptual Design. 16

Section 2.3	Purchase Order. 16

Section 2.4	Invoicing of Purchase Price 16

Section 2.5	Payment of Purchase Price. 18

Section 2.6	Purchase and Sale of Phase 2 New Systems. 20

Section 2.7	Delay Liquidated Damages; Failure to Complete by Commissioning Date Deadline. 20

ARTICLE III. DELIVERY AND INSTALLATION OF PHASE 2 NEW SYSTEMS AND NEW BALANCE OF FACILITIES	21

Section 3.1	Access to Site. 21

Section 3.2	Delivery; Title; Risk of Loss. 21

Section 3.3	Installation Services. 22

Section 3.4	Commissioning Date Deadline. 23

Section 3.5	Insurance. 23

Section 3.6	Disposal; Right of First Refusal. 24

Section 3.7	Third Party Warranties. 24

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Section 3.8	Access; Cooperation. 24

Section 3.9	Performance Standards. 25

Section 3.10	Coordination of Relationship. 25

ARTICLE IV. WARRANTIES	26

Section 4.1	Pre-Commissioning Equipment Warranty; Manufacturer’s Warranty. 26

Section 4.2	Exclusions. 27

Section 4.3	Disclaimers. 28

Section 4.4	Title. 28

ARTICLE V. RECORDS AND AUDITS	28

Section 5.1	Record-Keeping Documentation; Audit Rights. 28

Section 5.2	Reports; Other Information. 30

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER	30

Section 6.1	Representations and Warranties of Seller. 30

Section 6.2	Survival Period. 35

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER	35

Section 7.1	Representations and Warranties of Buyer. 35

Section 7.2	Survival Period. 37

ARTICLE VIII. CONFIDENTIALITY	37

Section 8.1	Confidential Information. 37

Section 8.2	Restricted Access. Subject to Section 10.8: 37

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Section 8.3	Permitted Disclosures. 38

ARTICLE IX. LICENSE AND OWNERSHIP; SOFTWARE	40

Section 9.1	IP License to Use. 40

Section 9.2	Grant of Third Party Software License; Data Rights. 41

Section 9.3	Effect on Licenses. 41

Section 9.4	No Software Warranty. 42

Section 9.5	IP Related Covenants. 42

Section 9.6	Representations and Warranties. 42

ARTICLE X. EVENTS OF DEFAULT AND TERMINATION	43

Section 10.1	Seller Default. 43

Section 10.2	Buyer Default. 44

Section 10.3	Buyer’s Remedies Upon Occurrence of a Seller Default. 44

Section 10.4	Seller’s Remedies Upon Occurrence of a Buyer Default. 45

Section 10.5	Preservation of Rights. 45

Section 10.6	Force Majeure. 45

Section 10.7	No Duplication of Claims; Cumulative Limitation of Liability Caps. 45

Section 10.8	Actions to Facilitate Continued Operations After a Buyer Termination. 46

ARTICLE XI. INDEMNIFICATION	47

Section 11.1	IP Indemnity. 47

Section 11.2	Indemnification of Seller by Buyer. 48

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Section 11.3	Indemnification of Buyer by Seller. 49

Section 11.4	Indemnification Procedure. 50

Section 11.5	Limitation of Liability. 50

Section 11.6	Survival. 51

Section 11.7	After-Tax Basis 51

ARTICLE XII. MISCELLANEOUS PROVISIONS	51

Section 12.1	Amendment and Modification. 51

Section 12.2	Waiver of Compliance; Consents. 51

Section 12.3	Notices. 51

Section 12.4	Assignment. 52

Section 12.5	Dispute Resolution; Service of Process. 54

Section 12.6	Governing Law, Jurisdiction, Venue. 54

Section 12.7	Counterparts. 54

Section 12.8	Interpretation. 55

Section 12.9	Entire Agreement. 55

Section 12.10	Construction of Agreement. 55

Section 12.11	Severability. 55

Section 12.12	Further Assurances. 55

Section 12.13	Independent Contractor. 55

Section 12.14	Service Providers. 56

Section 12.15	Rights to Deliverables. 56

Section 12.16	Limitation on Export. 57

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Section 12.17	Time of Essence. 57

Section 12.18	No Rights in Third Parties. 57

Section 12.19	No Modification or Alteration of DSGP Operating Agreement or Phase 1 CapEx Agreement. 57

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ANNEXES
Annex A    Conceptual Design
Annex B    Insurance

EXHIBITS
Exhibit A    Specifications for Phase 2 New Systems
Exhibit B    Form of Bill of Sale
Exhibit C    Seller Deliverables
Exhibit D    Form of Payment Notice
Exhibit E    Form of Purchase Order
Exhibit F    Intentionally Omitted
Exhibit G    Form of Seller’s Certificate of Delivery Milestone Completion
Exhibit H    Form of Seller’s Certificate of Commissioning
Exhibit     I    Form of Conditional Lien Waiver and Final Lien Waiver
Exhibit J    Seller Corporate Safety Plan
Exhibit K    Subcontractor Quality Plan
Exhibit L    Parties’ Managers
Exhibit M    Form of Independent Engineer’s Certificate

SCHEDULES

Schedule 3.3(a)(ii)        Commissioning Procedures
Schedule 5.2(b)        Section 5.2(b) Knowledge Parties
Schedule 12.14        Approved Major Service Providers

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FUEL CELL SYSTEM SUPPLY AND INSTALLATION AGREEMENT
This Fuel Cell System Supply and Installation Agreement (this “Agreement”), dated as of December 23, 2019 (the “Agreement Date”), is entered into by and between BLOOM ENERGY CORPORATION, a Delaware corporation (“Seller”), and DIAMOND STATE GENERATION PARTNERS, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to in this Agreement individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, Seller is in the business of designing, engineering, constructing, commissioning, operating, and maintaining solid oxide fuel cell power generating facilities;
WHEREAS, Buyer owns a group of Bloom Systems and the applicable BOF, of which seventeen and seven-tenths megawatts (17.7 MW) have been newly upgraded (the “Phase 1 New Systems”) pursuant to that certain Fuel Cell System Supply and Installation Agreement, by and between Buyer and Seller, dated June 14, 2019 (the “Phase 1 CapEx Agreement”) and other agreements;
WHEREAS, Buyer desires to purchase an additional nine and eight-tenths megawatts (9.8 MW) of new Bloom Systems and New BOF on a full turn-key basis (upon completion, the “Phase 2 New Systems”, and collectively, with the Phase 1 New Systems, the “Project”), pursuant to the terms herein;
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
AGREEMENT

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ARTICLE I.
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, capitalized terms not otherwise defined shall have the meanings set forth below:
“A&R Administrative Services Agreement” means that certain Second Amended and Restated Administrative Services Agreement, amended and restated as of even date herewith, by and between Seller, as “Administrator,” and Buyer, as “Project Company.”
“A&R MOMA” means that certain Second Amended and Restated Master Operations and Maintenance Agreement, dated as of even date herewith, by and between Seller, as “Operator,” and Buyer as “Owner.”
“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, provided that notwithstanding anything in this Agreement to the contrary, Seller is not an Affiliate of Buyer. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationships as in fact results in actual control over the management, business and affairs of an entity, shall also be deemed to constitute control.
“Agreement” is defined in the preamble.
“Agreement Date” is defined in the preamble.
“Appraisal Procedure” means within fifteen (15) days of a Party invoking the procedure described in this definition Buyer and Seller shall engage a Qualified Appraiser, mutually acceptable to them, to conclusively determine within fifteen (15) days after appointment the Fair Market Value of a Phase 2 New System.
“Bankruptcy” as to any Person means (a) such Person admits in writing its inability to pay its debts generally as they become due; (b) such Person files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Legal Requirements of the United States of America or any State, district or territory thereof; (c) such Person makes an assignment for the benefit of creditors; (d) such Person consents to the appointment of a receiver of the whole or any substantial part of its assets; (e) such Person has a petition in bankruptcy filed against it, and such petition is not dismissed within sixty (60) days after the filing thereof; (f) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of such Person’s assets, and such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof; or (g) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of such Person’s assets and such custody or control is not terminated or stayed within sixty (60) days from the date of assumption of such custody or control.

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“Bankruptcy Laws” is defined in Section 9.3.
“Base Case Model” means the economic model titled “Project Leone Model_2nd Single Investor_12.7.19 Blue Mountain (Current LLCA) v03” posted to the Electronic Data Room on December 21, 2019.
“Bill of Sale” means a bill of sale substantially in the form set forth in Exhibit B.
“Bloom System” means a solid oxide fuel cell power generating system, capable of being powered by natural gas, which is designed, constructed and installed by Bloom Energy Corporation. For the avoidance of doubt, each Phase 2 New System constitutes a “Bloom System” for purposes of this Agreement.
“Bloom System Meter” means, with respect to a Bloom System, the internal electricity generation meter located within such Bloom System, which is designed to measure the actual electricity output in kWh produced by such Bloom System and which has the specifications listed on Exhibit A.
“BOF” means, for each Site, the (a) existing balance of facility items included in each Facility as of the Agreement Date, including, as applicable, Electrical Interconnection Facilities, the natural gas supply facilities, the water supply facilities, the data communications facilities, the foundations formerly used for the Removed Systems or currently used for the Phase 1 New Systems and any other facilities and equipment formerly ancillary to the Removed Systems or currently ancillary to the Phase 1 New Systems and installed in connection with the Facility at each Site and all other things ancillary to the Facility and required on or in the vicinity of the Site which were necessary for operation of the Removed Systems prior to their decommissioning, which are necessary for operation of the Phase 1 New Systems or which are otherwise required by the Tariff or Site Lease for such Site (“Existing BOF”), and (b) any new balance of facility items installed in a Facility after the Agreement Date, including, as applicable, any new components in respect of Electrical Interconnection Facilities, the natural gas supply facilities, the water supply facilities, or the data communications facilities, the foundations for the Phase 2 New Systems and any other facilities and equipment ancillary to the Phase 2 New Systems and installed in connection with the Facility at each Site and all other things ancillary to the Facility and required on or in the vicinity of the Site which are necessary to achieve Commissioning with respect to any Phase 2 New System at each such Site or which are otherwise required by the Tariff or Site Lease for any Phase 2 New System or Site (“New BOF”). For clarity, “BOF” excludes any Existing BOF item that is removed from a Facility as part of the Installation Services as of the date of such removal.
“Brookside Facility” means the Bloom Systems and BOF at 512 E. Chestnut Hill Road, Newark, DE 19713.
“BTUs” means British Thermal Units.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York, New York, or San Francisco, California, are authorized or required to close.

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“Buyer” is defined in the preamble.
“Buyer Default” is defined in Section 10.2.
“Buyer Indemnitee” is defined in Section 11.3(a).
“Buyer Manager” is defined in Section 3.10(a).
“Claiming Party” is defined in Section 10.6.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commissioned” and “Commissioning” means, with respect to any Phase 2 New System, the completion and the performance of all of the following activities:
(a)    such Phase 2 New System has been installed at the applicable Facility specified in the Purchase Order, and has been Placed in Service;
(b)    (i) such Phase 2 New System, based on a [*] period of operation, (A) is producing power at one hundred percent (100%) of the System Capacity of such Phase 2 New System, as measured by the Bloom System Meter and (B) is operating at or above the Minimum Efficiency Level and (ii) Seller has provided Buyer with evidence reasonably satisfactory to Buyer of each of the foregoing;
(c)    Seller has (i) performed and successfully completed all necessary acts required under the applicable Interconnection Agreement (e.g., performance testing), if any, and (ii) obtained any required permission from the applicable Person granting Buyer permission to interconnect such Phase 2 New System with the distribution or transmission facilities of such applicable Person;
(d)    Seller shall have delivered Seller’s Certificate of Commissioning to Buyer; and
(e)    Seller shall have delivered to Buyer each of the Seller Deliverables indicated on Exhibit C as items for delivery prior to or at Commissioning.
“Commissioning Date Deadline” means January 31, 2020.
“Commissioning Milestone” means, with respect to any Phase 2 New System, the completion of all of the requirements of Commissioning.
“Confidential Information” is defined in Section 8.1.
“Construction Report” is defined in Section 5.1(a)(iii).
“DDP (Incoterms 2010)” means Delivered Duty Paid (DDP) as such term is used in the International Rules for the Interpretation of Trade Terms (identified as “INCOTERMS® 2010”) as prepared by the International Chamber of Commerce.

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“Delay LDs” is defined in Section 2.7(a).
“Delayed Phase 2 New System(s)” is defined in Section 2.7.
“Delivery” means the physical delivery of all New BOF materials or equipment or all material components of a Phase 2 New System to the applicable Site. Upon achievement of Delivery, such material components of a Phase 2 New System or New BOF materials shall have been “Delivered.”
“Delivery Date” means for each Phase 2 New System, the date upon which the Delivery Milestone is achieved for such Phase 2 New System, as set forth in Seller’s Certificate of Delivery Milestone Completion.
“Delivery Milestone” means, with respect to any Phase 2 New System, the completion of the following activities:
(a)    all material components comprising a complete Phase 2 New System have been Delivered;
(b)    such Phase 2 New System has been placed upon its applicable concrete pad in an approved location pursuant to the applicable Site Lease and is available for installation, startup, and Commissioning;
(c)    if required by the applicable Site Lease, Buyer has received approval of the Site plans and/or single line drawings from the applicable Site Landlord in respect of the Phase 2 New Systems and New BOF to be installed, and Existing BOF to be reconfigured, at such Site; and
(d)    Seller shall have delivered Seller’s Certificate of Delivery Milestone Completion to Buyer.
“Deposit” is defined in Section 2.4(a)(i).
“Documentation” means Phase 2 New System documentation for a Facility, including testing, engineering, specifications, and operations and maintenance manuals, Training Materials, drawings, reports, standards, schematics, directions, samples and patterns, including any such Documentation required to be delivered prior to Commissioning under Section 3.3(a)(v).
“DPL” means Delmarva Power & Light Company, d/b/a Delmarva Power, an investor owned utility company regulated by the Delaware Public Service Commission.
“DPL Agreements” means the service applications between Buyer and DPL with respect to the REPS Act, the Tariff and the Gas Tariff, whereby DPL shall (a) serve as the agent for collection of amounts due from Buyer (if any) and for disbursement of amounts due to Buyer under the Tariff and (b) sell to Buyer natural gas under the Gas Tariff.

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“DSGP Operating Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Diamond State Generation Partners, LLC, as amended and restated as of even date herewith, between Diamond State Generation Holdings, LLC, SP Diamond State Class B Holdings, LLC, and Assured Guaranty Municipal Corp.
“ECCA” means that certain Equity Capital Contribution Agreement, dated as of the date hereof, among Seller, Diamond State Generation Holdings, LLC, SP Diamond State Class B Holdings, LLC, Assured Guaranty Municipal Corp. and Buyer.
“Efficiency” means, with respect to a Phase 2 New System, the quotient of F/E, where (a) F = the fuel consumed by such Bloom System measured in BTUs on a higher heating value basis, as measured by the mass flow controller, which has the specifications listed on Exhibit A and which is included in such Phase 2 New System, and (b) E = the electricity produced by such Bloom System, measured in kWh, as measured by the Bloom System Meter.
“Electrical Interconnection Facilities” means the equipment and facilities required to safely and reliably interconnect a Facility to the transmission system of DPL or distribution system of PJM pursuant to the Interconnection Agreement for such Facility, including the collection system between each Phase 2 New System, transformers and all switching, metering, communications, control and safety equipment, including the facilities described in any applicable Interconnection Agreement.
“Electronic Data Room” means the electronic data room known as “Project Leone Dataroom” established by the Seller and made available to the Investor.
“Environmental Law” means any Legal Requirement which pertains to health, safety, any Hazardous Material, or the environment (including ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other local, state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.
“Environmental Requirements” means any Environmental Law, agreement or restriction (including any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment.
“Existing BOF” has the meaning set forth in the definition of “BOF.”

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“Facility” means, with respect to each of the Brookside Facility and the Red Lion Facility, the Phase 1 New Systems, Phase 2 New Systems and BOF at such Site, as may at any point in time share a single Interconnection Point and be operated as a unified whole.
“Facility Services” has the meaning afforded to such term in the A&R MOMA.
“Fair Market Value” means, with respect to any Phase 2 New System, the price at which such asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts, and specifically with respect to a Phase 2 New System or any portion thereof, as determined consistently with Section 4.05 of Revenue Procedure 2007-65.
“FERC” means the Federal Energy Regulatory Commission and any successor.
“Force Majeure Event” means any event or circumstance that (a) prevents a Party from performing its obligations under this Agreement; (b) was not reasonably foreseeable by such Party; (c) was not within the reasonable control of, or the result of the negligence of such Party or a breach of this Agreement by such Party; and (d) such Party is unable to reasonably mitigate, avoid or cause to be avoided with the exercise of due diligence. “Force Majeure Event” may include, provided that the conditions in (a) through (d) in the foregoing sentence are met, a failure or interruption of performance due to an act of God, civil or military authority, war, civil disturbances, terrorist activities, fire, explosions, the external power delivery system (a/k/a the grid) being out of the required specifications or totally failing (a/k/a brownout or blackout), or electric grid curtailment. Notwithstanding the foregoing, Force Majeure Event does not include the lack of economic resources of a Party. Force Majeure Events do not include the failure of a Party’s contractor, subcontractor or supplier to furnish sufficient or proper labor, services, materials or equipment in accordance with its contractual obligations (unless such failure is caused solely by a Force Majeure Event). A Force Majeure Event includes fire and explosion, if the fire or explosion does not occur as a result of the failure of a Bloom System or BOF.
“Fundamental Representation” means the representations provided in Section 6.1(b), Section 6.1(h), Section 6.1(k), Section 6.1(o), Section 6.1(s), and Section 9.6.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Gas Supply Agreement” means, with respect to (a) the Brookside Facility, that certain Large Volume Gas Qualified Fuel Cell Provider – Renewable Capable Service Agreement, dated as of June 19, 2012, by and between DPL and Buyer; and (b) the Red Lion Facility, that certain Large Volume Gas Qualified Fuel Cell Provider – Renewable Capable Service Agreement, dated as of December 12, 2012, by and between DPL and Buyer.
“Gas Tariff” means DPL’s Service Classification “LVG-QFCP-RC” filed for gas service applicable to REPS Qualified Fuel Cell Provider Projects and approved by the DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.

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“Governmental Approvals” means (a) any authorizations, consents, approvals, licenses, rulings, permits, tariffs, rates, certifications, variances, orders, judgments, decrees by or with a relevant Governmental Authority and (b) any required notice to, any declaration of, or with, or any registration or filing by, or with, any relevant Governmental Authority.
“Governmental Authority” means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority, or the applicable Regional Transmission Organization or Independent System Operator subject to the jurisdiction of FERC (i.e., PJM as of the Agreement Date).
“Hazardous Material” means and includes those elements or compounds which are contained or regulated as a hazardous substance, toxic pollutant, pesticide, air pollutant, or as defined in any Environmental Law, order or decree of any Governmental Authority for the protection of human health, water, safety or the environment or is otherwise included in the definition of “Hazardous Materials,” “Hazardous Substance” or a similar term in a Site Lease.
“Indemnifiable Loss” means any claim, demand, suit, loss, liability, damage (including any losses arising as a result of the loss, reduction, deferral or recapture of any ITC), obligation, payment, penalty, fine, cost or expense (including the cost and expense of any investigation, action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).
“Indemnified Party” is defined in Section 11.4.
“Indemnifying Party” is defined in Section 11.4.
“Installation Services” is defined in Section 3.3(a).
“Intellectual Property” shall mean any or all of the following and all rights therein, whether arising under the laws of the United States or any other jurisdiction: (a) all patents and patent applications (and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof), patent disclosures and inventions (whether patentable or not); (b) all trade secrets, know-how and confidential and proprietary information; (c) all copyrights and copyrightable works (including computer programs) and registrations and applications therefor and any renewals, modifications and extensions thereof; (d) all moral and economic rights of authors and inventors, however denominated, throughout the world; (e) unregistered and registered design rights and any registrations and applications for registration thereof; (f) trademarks, service marks, trade names, service names, brand names, trade dress, logos, slogans, corporate names, trade styles, domain names and other source or business identifiers, whether registered or not, together with all applications therefor and all extensions and renewals thereof and all goodwill associated therewith; (g) semiconductor chip “mask” works, and registrations and applications for registration thereof; (h) database rights; (i) all other forms of intellectual property, including

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waivable or assignable rights of publicity or moral rights; and (j) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
[*]
“Interconnection Agreement” means, with respect to (a) the Brookside Facility, that certain Standard Agreement for Interconnection and Parallel Operation of Generation Facilities, dated as of March 27, 2012, by and between DPL and Buyer, with respect to PJM Generation Interconnection Request Queue Position X2-083; and (b) the Red Lion Facility, that certain Interconnection Service Agreement, dated as of June 19, 2012, by and among PJM Interconnection, L.L.C., Buyer, and DPL, with respect to PJM Generation Interconnection Request Queue Position X1-097.
“Interconnection Point” means, with respect to (a) the Brookside Facility, the “Point of Interconnection” specified in the Interconnection Agreement for such Facility; and (b) the Red Lion Facility, the “Point of Interconnection” specified in the Interconnection Agreement for such Facility.
“Investor” means each of Southern Power Company and Assured Guaranty Municipal Corp., as the case may be.
“Invoice Due Date” means the date specified on a Payment Notice duly delivered by Seller to Buyer and accepted by Buyer for the Phase 2 New Systems.
“IP License” is defined in Section 9.1.
“IRS” means the Internal Revenue Service.
“ITC” means an investment tax credit pursuant to Code Sections 38(b)(1), 46 and 48(a).
“Knowledge” means (a) as to any Person other than a natural person, the actual knowledge (including any knowledge which would reasonably have been obtained after due inquiry) of such Person and its managers, directors officers and employees who have responsibility for the transactions contemplated by this Agreement, and (b) in respect of any Person who is a natural Person, the actual knowledge (including any knowledge which would reasonably have been obtained after due inquiry) of such Person.
“kW” means kilowatt.
“kWh” means kilowatt-hour.
“Legal Requirement” means any law, statute, act, decree, ordinance, rule, directive (to the extent having the force of law), tariff, order, treaty, code or regulation or any interpretation of any of the foregoing, including Environmental Requirements, as enacted, issued or promulgated by any Governmental Authority, NERC, any Person that NERC has delegated its authority to under the Federal Power Act or any Person that operates an interstate electric transmission system, including all amendments, modifications, extensions, replacements or

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re-enactments thereof, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.
“Liens” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.
“Major Service Provider” is defined in Section 12.14.
“Managers” means Seller Manager and Buyer Manager.
“Manufacturer’s Warranty” is defined in Section 4.1(b).
“Manufacturer’s Warranty Period” means, for (a) each Phase 2 New System, the period beginning on the Commissioning Date of such Phase 2 New System and ending on the first (1st) anniversary thereof, and (b) the New BOF at a Facility, the period beginning on the date that installation and commissioning of such BOF has been completed and ending on the first (1st) anniversary of the Commissioning Date of last Phase 2 New System Commissioned at such Facility.
“Material Adverse Effect” means, for any Person or any Facility, as applicable, any change, effect or occurrence that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (a) the business, earnings, assets, results of operations, property or condition (financial or otherwise) of such Person or any Facility, as applicable, (b) the validity or enforceability of the Tariff, any Transaction Document, any Site Lease or the transactions contemplated by this Agreement, or (c) any Person’s ability to perform its obligations under any Transaction Document or any Site Landlord’s ability to perform its obligations under the applicable Site Lease.
“Maximum Liability” means, with respect to each Party, [*].
“Milestone(s)” means each of the (a) Delivery Milestone, and (b) the Commissioning Milestone.
“Minimum Efficiency Level” means an Efficiency equal to 7,550 BTU/kWh.
“MW” means megawatt.
“Nameplate Capacity” means the maximum electrical output of a generator as rated by the manufacturer determined at the normal operating conditions designated by the manufacturer.
“NERC” means the North American Electric Reliability Corporation or any successor.
“New BOF” has the meaning set forth in the definition of “BOF.”
“Party” and “Parties” have the meanings set forth in the preamble.
“Payment Notice” means a notice delivered from Seller to Buyer pursuant to Section 2.5(c) substantially in the form set forth in Exhibit D.

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“Performance Standards” is defined in Section 3.9.
“Permits” means all Governmental Approvals that are necessary under applicable Legal Requirements or this Agreement to have been obtained at such time in light of the stage of development of the Project to perform the Installation Services for the Phase 2 New Systems as contemplated in this Agreement or for a Party to enter into this Agreement or to consummate any transaction contemplated hereby, in each case in accordance with all applicable Legal Requirements.
“Permitted Liens” means any (a) Liens that are released or otherwise terminated at or prior to the date of achievement of the Delivery Milestone of the encumbered assets; (b) obligations or duties to any Governmental Authority arising in the ordinary course of business (including under licenses and Permits held by Buyer and under all Legal Requirements); (c) obligations or duties under easements, leases or other property rights; and (d) any other Liens agreed to in writing by Seller and Buyer.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.
“Phase 1 CapEx Agreement” is defined in the Recitals.
“Phase 1 New Systems” is defined in the Recitals.
“Phase 2 New Systems” is defined in the Recitals.
“PJM” means PJM Interconnection, LLC.
“PJM Agreements” is defined in the Tariff.
“PJM Market Rules” means (a) the rules and obligations set forth in Section C (Sales of Energy, Capacity, Other Available Product) of the Tariff, and (b) the provisions of all applicable PJM rules and procedures pertaining to generation and transmission, including the rules and procedures concerning the dispatch of generation or scheduling transmission set forth in the applicable PJM tariff, the PJM operating agreement, and applicable PJM manuals.
“Placed in Service” means, with respect to any Phase 2 New System, the completion and performance of all of the following activities: (a) obtaining the necessary licenses and Permits (if any) for the operation of such Phase 2 New System and the sale of power generated by the Phase 2 New System in accordance with clause (d) of this definition, (b) satisfactory completion of all tests necessary for the proper operation of such Facility in accordance with clause (d) of this definition, (c) if necessary, synchronization of such Phase 2 New System onto the electric distribution and transmission system of DPL or PJM, as applicable, and (d) the commencement of regular, continuous, daily operation of such Phase 2 New System.
“Pre-Commissioning Equipment Warranty” is defined in Section 4.1(a).

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“Pre-Commissioning Equipment Warranty Period” is defined in Section 4.1(a).
“Project” is defined in the Recitals.
“Prudent Electrical Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the grid-tied fuel cell electrical generation industry operating in the United States and/or approved or recommended by the NERC as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of electrical generating facilities, including any applicable practices, methods, acts, guidelines, standards and criteria of FERC and all applicable Legal Requirements.
“Purchase Date” means, with respect to a Phase 2 New System, the date that the conditions set forth in Section 2.6(b) (as such conditions may be waived by Buyer in its sole discretion) are satisfied with respect to such Phase 2 New System, as such date is evidenced in the Bill of Sale for such Phase 2 New System.
“Purchase Order” means Buyer’s purchase order for the Phase 2 New Systems to be purchased by Buyer in substantially the form of Exhibit E.
“Purchase Price” means, with respect to all Phase 2 New Systems, the price for the design, installation and purchase of each Phase 2 New System, of $[*] per kW, equal, in aggregate, to $[*].
“Qualified Appraiser” means a nationally recognized third-party appraiser reasonably acceptable to Buyer and Seller which shall (a) be qualified to appraise power systems similar to the Phase 2 New Systems, and experienced in such businesses in the general geographic region of the relevant Facility, and (b) not be associated with either Buyer or Seller or any Affiliate thereof. If the Parties cannot agree on a third-party appraiser within fifteen (15) days of a Party invoking the Appraisal Procedure, then Marshall & Stevens Incorporated shall act as the Qualified Appraiser.
“Qualified Fuel Cell Provider” shall have the meaning afforded such term in Section 352(16) of the Renewable Energy Portfolio Standards Act, as amended by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).
“Qualified Fuel Cell Provider Project” shall have the meaning afforded such term in Section 352(17) of the Renewable Energy Portfolio Standards Act, as amended by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).
“Red Lion Facility” means the Bloom Systems and BOF at 1493 River Road, New Castle, DE 19720.
“Removed Systems” means those Bloom Systems at each Site which are owned by Seller and scheduled for removal by Seller.

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“Representatives” of a Party means such Party’s authorized representatives, including its professional and financial advisors.
“REPS Act” means the Renewable Energy Portfolio Standards Act, as amended by S.B.124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).
“Repurchase Amount” means, with respect to any Phase 2 New System, (a) the sum of (i) the applicable Repurchase Value, and (ii) one hundred percent (100%) of any Taxes, if any, that are required to be paid by Seller in connection with the return and repurchase of such Phase 2 New System, minus (b) the amount of any Delay LDs paid by Seller pursuant to Section 2.7, in respect of such Phase 2 New System.
“Repurchase Value” means, with respect to any Phase 2 New System, the greater of (a) the Fair Market Value of such Phase 2 New System (as determined under the Appraisal Procedure if Buyer and Seller cannot agree as to that Fair Market Value within ten (10) days), and (b) 100% of the Purchase Price for such Phase 2 New System until the first anniversary of Commissioning, declining by [*] on such first anniversary and on each anniversary of such date thereafter (for example, on the fourth anniversary of Commissioning, the Repurchase Value will decline to [*]% of the Purchase Price), in each case as calculated as of the date that Seller becomes obligated to pay such amount to Buyer.
“Seller” is defined in the preamble.
“Seller Default” is defined in Section 10.1.
“Seller Deliverables” means, with respect to each Phase 2 New System, the items listed in Exhibit C.
“Seller Indemnitee” is defined in Section 11.2.
“Seller Manager” is defined in Section 3.10(a).
“Seller Personnel” means any Person who is performing any Installation Services at the direction (or on behalf) of Seller, including the Seller Manager, any subcontractors (at any tier), Service Providers (including Major Service Providers), Representatives, or agents (irrespective if such Person is employed or engaged by Seller, Buyer, an Affiliate of Seller or any other Person).
“Seller’s Certificate of Commissioning” means a certificate, substantially in the form set forth in Exhibit H, issued by Seller to Buyer pursuant to paragraph (d) of the definition of Commissioning.
“Seller’s Certificate of Delivery Milestone Completion” means a certificate, substantially in the form set forth in Exhibit G, issued by Seller to Buyer pursuant to paragraph (d) of the definition of Delivery Milestone.

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“Seller’s Intellectual Property” is defined in Section 9.1.
“Service Provider” means an installation contractor appointed by Seller and, if required, approved by Buyer pursuant to Section 12.14.
“Shipment” means for each Phase 2 New System, shipment of such Phase 2 New System from Seller’s manufacturing facility to the Site.
“Site” means, with respect to the Brookside Facility and the Red Lion Facility, the real property leased to Buyer for the use of such Facility pursuant to the Site Lease for such Facility.
“Site Landlord” means the applicable landlord under a Site Lease.
“Site Lease” means, with respect to (a) the Brookside Facility, that certain Lease Agreement, dated as of April 19, 2012, by and between the Delaware Department of Transportation and Buyer; and (b) the Red Lion Facility, that certain Amended and Restated Lease Agreement, dated as of June 26, 2012, by and between DPL and Buyer.
“Software” shall mean all computer software that is necessary for Buyer to own and operate the Phase 2 New Systems in compliance with the terms of this Agreement, the Tariff, PJM Market Rules, the PJM Agreements, the DPL Agreements, the DSGP Operating Agreement, and the Site Leases.
“Software License” is defined in Section 9.2(a).
“Specifications” means the specifications for the Phase 2 New Systems, as applicable, as set forth in Exhibit A.
“System Capacity” means, with respect to a Phase 2 New System, the “System Capacity” set forth on the applicable specification sheet provided by the manufacturer of such Phase 2 New System.
“Tariff” means Service Classification “QFCP-RC” as administered by DPL, as approved by the DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.
“Tax” (and, with correlative meaning, “Taxes”) means:
(a)    any taxes, customs, duties, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and

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(b)    any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
“Term” means the period which (a) shall commence on the Agreement Date and (b) shall, unless terminated earlier under ARTICLE X of this Agreement or unless extended by mutual agreement of the Parties, terminate on the date on which the last Phase 2 New System in the Project achieves Commissioning.
“Third Party Claim” means any claim, action, or proceeding made or brought by any Person who is not (a) a Party to this Agreement, or (b) an Affiliate of a Party to this Agreement.
“Third Party Warranty” is defined in Section 3.7.
“Training Materials” is defined in Section 12.15.
“Transaction Documents” means the ECCA, DSGP Operating Agreement, the A&R MOMA, this Agreement and the A&R Administrative Services Agreement.
Section 1.2    Other Definitional Provisions.
(a)    All exhibits, annexes, and schedules attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes. References to sections, exhibits, annexes and schedules are, unless otherwise indicated, references to sections, exhibits, annexes and schedules to this Agreement. References to a section shall mean the referenced section and all sub-sections thereof.
(b)    As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.
(c)    The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “including” and “includes” mean “including without limitation” and “includes without limitation,” respectively.
(d)    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

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(e)    Any agreement or instrument defined or referred to herein or in any instrument or certificate delivered in connection herewith means (unless otherwise indicated herein) such agreement or instrument as from time to time amended, amended and restated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
(f)    Any references to a Person are also to its permitted successors and assigns.
(g)    References to any statute, code or statutory provision are to be construed as a reference to the same as it exists as of the Agreement Date or Purchase Date, as applicable, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.
ARTICLE II.
PURCHASE AND SALE
Section 2.1    Appointment of Seller. Subject to Section 12.13, Buyer hereby appoints Seller to act as Buyer’s provider of Phase 2 New Systems and Installation Services, and Seller hereby accepts such appointment and agrees to provide all such Phase 2 New Systems and Installation Services, inclusive of all labor, equipment, materials, supplies, and tests therefor, in accordance with the terms and conditions set forth in this Agreement. Seller’s entire consideration for supplying the Phase 2 New Systems, the associated BOF therefor, and the Installation Services for such Phase 2 New Systems shall be the Purchase Price for such Phase 2 New Systems. Seller shall bear the financial risk regarding any cost overruns, claims for subcontractors or other liabilities in respect of the Phase 2 New Systems and the associated Installation Services.
Section 2.2    Conceptual Design. Each Phase 2 New System and BOF to be installed hereunder shall be installed in accordance with the conceptual design for the Project, as set forth hereto as Annex A.
Section 2.3    Purchase Order.
(a)    On the Agreement Date, Buyer will submit to Seller an executed Purchase Order for the Phase 2 New Systems and Seller shall promptly accept the Purchase Order by countersigning and returning it to Buyer; provided that the failure of Seller to countersign or return to Buyer the Purchase Order shall not invalidate the Purchase Order and Seller shall be obligated to deliver the Phase 2 New Systems under the Purchase Order as contemplated by this Agreement.
(b)    Accordingly, in furtherance and not in limitation of the foregoing, Seller shall not provide Buyer with a Payment Notice for, and Buyer shall have no obligation to issue a Purchase Order or otherwise pay any portion of the Purchase Price unless Buyer has received the corresponding Initial Funding (as defined in the ECCA) or Subsequent Funding (as defined in the ECCA).
Section 2.4    Invoicing of Purchase Price.

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(a)    Seller shall invoice Buyer hereunder in three (3) separate installments as follows:
(i)    on the Agreement Date, the initial Deposit for all Phase 2 New Systems to be purchased hereunder in the amount of $[*] (the “Deposit”);
(ii)    upon Commissioning of Phase 2 New Systems with an aggregate Nameplate Capacity of at least six megawatts (6.0 MW), the (A) Purchase Price for such Phase 2 New Systems less (B) such Phase 2 New System’s pro-rata share of the Deposit; and
(iii)    upon Commissioning of any other Phase 2 New Systems prior to the Commissioning Date Deadline, the (A) Purchase Price for such Phase 2 New Systems less (B) such Phase 2 New System’s pro-rata share of the Deposit.
(b)    Each invoice issued pursuant to Section 2.4(a)(ii) and Section 2.4(a)(iii) shall:
(i)    include the following information for each applicable Phase 2 New System:
(1)    Buyer’s Purchase Order number;
(2)    the Facility and location (e.g., the Bloom “Site ID”) within such Facility in which such Phase 2 New System is installed;
(3)    the serial number and System Capacity of each Phase 2 New System;
(4)    the Purchase Price, including details of (x) all amounts previously paid towards or credited against the Purchase Price, and (y) all amounts remaining due and payable on the Purchase Price;
(5)    the Delivery Date;
(6)    the Purchase Date;
(7)    Seller wiring instructions/ACH instructions and contact information for a Seller Representative or Seller’s bank to confirm the validity of such instructions; and
(8)    the date of achievement of Commissioning.
(ii)    include a final waiver and release of Liens for such Phase 2 New System, conditioned only upon final payment of the Purchase Price for such Phase 2 New System, executed by Seller in substantially the form set forth in Exhibit I.

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(c)    In the event that more than six megawatts (6.0 MW) but less than the full nine and eight-tenths megawatts (9.8 MWs) of Phase 2 New Systems (in each case as measured by aggregate Nameplate Capacity) are Commissioned by the Commissioning Date Deadline, then Seller shall refund the pro-rata portion of the Deposit for such Phase 2 New Systems that were not Commissioned.
(d)    Buyer shall, promptly following receipt of an invoice and reasonable supporting documentation thereof, remit to Seller all deposits, performance assurance, or amounts otherwise posted or provided by Seller in connection with any Governmental Approvals, or interconnection applications, in each case with respect to a Phase 2 New System that has been Commissioned and to the extent that such amounts are returned by such counterparty to Buyer and not Seller.
(e)    The Purchase Price includes, and Seller shall be solely liable for payment of, all state and local sales, use or other transfer Taxes attributable to the transfer of the Phase 2 New System that has been Commissioned and any Taxes arising as a result of any components of such Phase 2 New System or any Phase 2 New System being acquired from a source outside of the United States.
(f)    Seller shall consider in good faith any requests made by Buyer following the Agreement Date to include additional information related to any Phase 2 New Systems to be purchased hereunder in connection with invoices issued with respect to Phase 2 New Systems that have been Commissioned.
Section 2.5    Payment of Purchase Price.
(a)    Buyer shall pay the Deposit on the Agreement Date and shall pay all other outstanding Purchase Price invoices in accordance with the terms of this Section 2.5.
(b)    Not less than five (5) Business Days prior to the Invoice Due Date for all invoices to be paid by Buyer, Seller shall deliver to Buyer:
(i)    A draft Payment Notice, setting forth the anticipated aggregate Purchase Price for all Phase 2 New Systems to be paid;
(ii)    Seller’s Certificates of Commissioning evidencing the achievement of the Commissioning Milestone achieved by the applicable Phase 2 New Systems prior to the date of such draft Payment Notice; and
(iii)    A statement of any estimated Delay LDs to be deducted for any Delayed Phase 2 New System(s).
(c)    Not less than one (1) Business Days prior to the applicable Invoice Due Date for all invoices issued pursuant to Section 2.4(a)(ii) and Section 2.4(a)(iii) that are to be paid by Buyer, Seller shall deliver to Buyer:

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(i)    An executed Payment Notice, setting forth the actual aggregate Purchase Price for all Phase 2 New Systems to be paid by Buyer, which amount shall in no event exceed the amount notified by Seller to Buyer in the applicable draft Payment Notice;
(ii)    Seller’s Certificates of Commissioning, to the extent not previously delivered, evidencing the achievement of the Commissioning Milestones achieved as of such date by the applicable Phase 2 New Systems between the date on which the draft Payment Notice and accompanying Seller’s Certificates of Commissioning were delivered and the date on which the executed Payment Notice was delivered;
(iii)    Written confirmation of any Delay LDs payable; provided that Buyer shall have the right, in good faith, to dispute Seller’s calculation of any Delay LDs; and
(iv)    A duly executed certificate from Leidos Engineering, LLC in the form attached hereto as Exhibit M.
(d)    Buyer shall, on the applicable Invoice Due Date indicated in the executed Payment Notice delivered by Seller pursuant to Section 2.5(c), make Purchase Price payments for each Phase 2 New System included in such undisputed Payment Notice for which Seller has issued invoices pursuant to Section 2.4(a)(ii) and Section 2.4(a)(iii) and delivered Seller’s Certificates of Commissioning evidencing the satisfaction of the Commissioning Milestone.
(e)    [Reserved]
(f)    Seller shall promptly pay all subcontractors working on the Phase 2 New Systems (including, for clarification, subcontractors working off-Site), and shall, at the time of each payment made to any such subcontractor, obtain a partial or final Lien waiver, as applicable, in a form approved by Buyer, and promptly provide Buyer with a copy of each such Lien waiver for any payments made to (i) a subcontractor in excess of [*] for any invoice or [*] in the aggregate or (ii) a Major Service Provider. Seller shall discharge any Liens by such subcontractors within thirty (30) days of receiving notice thereof. Seller shall release all Liens in favor of Seller on each Facility upon final payment of the Purchase Price for the final Phase 2 New System installed at such Facility. Upon the failure of Seller to discharge a Lien required to be discharged under this Section 2.5, or else promptly to provide a bond in an amount and from a surety acceptable to Buyer to protect against such Lien, in each case, within thirty (30) days after Seller is aware of the existence thereof, Buyer may, but shall not be obligated to, pay, discharge or obtain a bond or security for such Lien and, upon such payment, discharge or posting of security therefor, shall be entitled immediately to recover from Seller the amount thereof, together with all reasonable and necessary expenses actually incurred by Buyer in connection with such payment or discharge, or to set off all such amounts against any amounts owed by Buyer to Seller hereunder or under the A&R MOMA.

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(g)    With respect to any payment due from one party to the other pursuant to this Agreement, unless being contested in good faith, interest shall accrue daily at the lesser of a monthly rate of one percent (1.0%) or the highest rate permissible by law on the unpaid balance.
(h)    Buyer at its sole option is hereby authorized to setoff any undisputed amounts owed Buyer under the A&R MOMA or this Agreement, as applicable, and which are past due against any amounts owed by Buyer to Seller under the A&R MOMA or this Agreement. The rights provided by this paragraph are in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) to which Buyer may be entitled (whether by operation of law, contract or otherwise).
Section 2.6    Purchase and Sale of Phase 2 New Systems. Upon the satisfaction of the conditions set forth in Section 2.6(b) (as may be waived by Buyer in its sole discretion) with respect to a Phase 2 New System, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all of Seller’s right, title and interest in and to such Phase 2 New System, effective as of the Purchase Date.
(a)    Conditions Precedent to the Purchase Date. Buyer’s obligation to purchase, assume, and acquire a Phase 2 New System from Seller shall be subject to Seller’s satisfaction of the following conditions precedent (as may be waived by Buyer in its sole discretion):
(i)    such Phase 2 New System has not been Placed in Service;
(ii)    Seller has delivered Seller’s Certificate of Delivery Milestone Completion for such Phase 2 New System to Buyer;
(iii)    Seller has delivered a Bill of Sale for such Phase 2 New System to Buyer, dated as of the date set forth in Seller’s Certificate of Delivery Milestone Completion for such Phase 2 New System; and
(iv)    each representation and warranty made by Seller on such Purchase Date is true and correct as of such Purchase Date; and
(v)    each of the Transaction Documents remains in full force and effect.
(b)    Should Phase 2 New Systems with an aggregate Nameplate Capacity of at least six megawatts (6.0 MW) not be Commissioned by the Commissioning Date Deadline, then (i) the provisions of Section 7.1(f) of the ECCA shall apply to the applicable parties thereto and (ii) Seller will refund to Buyer the Deposit plus an amount equal to 5% thereof (the “Refund Price”). Upon receipt of the Refund Price, Buyer may terminate this Agreement by written notice. Payment of the Refund Price by Seller under this Section 2.6(c) or under Section 7.1(f) of the ECCA to the Class C Member, when paid, will constitute full and complete satisfaction of all amounts due and payable as a result of

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Seller’s failure to Commission at least six megawatts (6.0 MW) aggregate Nameplate Capacity of Phase 2 New Systems by the Commissioning Date Deadline.
Section 2.1    Delay Liquidated Damages; Failure to Complete end of 2019. To the extent Phase 2 New Systems are Placed in Service on or after January 1, 2020 (the “Delayed Phase 2 New System(s)”):
(a)    Failure by Seller to have caused the Delayed Phase 2 New System(s) to be Placed in Service prior to January 1, 2020 will have directly caused substantial damage to Buyer, which damage cannot be ascertained with reasonable certainty. Accordingly, Seller agrees to pay liquidated damages for any such delays in accordance with this Section 2.7 (“Delay LDs”).
(b)    Delay LDs will be calculated as $4.00 per kW of System Capacity of each Delayed Phase 2 New Systems for each day beginning on January 1, 2020 and continuing thereafter until, but excluding the date that Seller causes each such Delayed Phase 2 New System to be Placed in Service.
(c)    Any Delay LDs that Seller is obligated to pay to Buyer pursuant to this Section 2.7 shall be deducted from the Purchase Price payment made pursuant to Section 2.4(a)(ii) and Section 2.4(a)(iii). In no event shall Seller’s failure to cause a Phase 2 New System to be Placed in Service before January 1, 2020 excuse Seller from its obligation to cause such Phase 2 New Systems to be Placed in Service or the performance of any of its other obligations hereunder; provided, if Buyer has elected to terminate this Agreement pursuant to Section 2.6(c) above, then neither the final payment of purchase price nor the Delay LDs will be due and payable for such Phase 2 New Systems.
(d)    The Parties agree that Buyer’s actual damages in the event of such delays or failures would be extremely difficult or impracticable to determine and that Buyer’s estimate of its costs and lost revenues in the event of such delays or failure may be different than the amount of Delay LDs provided herein. After negotiation, the Parties have agreed that the Delay LDs provided for in this Section 2.7 are in the nature of liquidated damages and are a reasonable and appropriate measure of the damages that Buyer would incur as a result of such delays or failures, and do not represent a penalty. In no event shall Delay LDs be considered to be claims, for indirect, punitive, special or consequential damages or loss of profits.
(e)    Except for Buyer’s termination rights set forth in Section 10.3, Delay LDs will be Buyer’s sole remedy for Seller’s failure to Place in Service one or more Phase 2 New Systems by January 1, 2020.
ARTICLE III.
DELIVERY AND INSTALLATION OF PHASE 2 NEW SYSTEMS AND NEW BALANCE OF FACILITIES
Section 3.1    Access to Site. Seller shall be responsible for ascertainment of the suitability of the Facilities, the environment around the Facilities, the Facilities’ soil condition and other ground

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conditions for installation of the Phase 2 New Systems. Buyer shall provide Seller with access to the Facilities as necessary to permit Seller to deliver each Phase 2 New System to the applicable Site and to install and Commission such Phase 2 New System in the applicable Project in accordance with the applicable Site Lease.
Section 3.2    Delivery; Title; Risk of Loss. Delivery of each Phase 2 New System shall be DDP (Incoterms 2010) to its Site, in accordance with the Uniform Commercial Code then in effect. Title to each Phase 2 New System and to any related New BOF (to the extent the Cost Segregation Report reflects that such New BOF is part of the “fuel cell power plant” of such Phase 2 New System within the meaning of Section 48(c)(1)(C) of the Code) shall pass to Buyer upon the Purchase Date of such Phase 2 New System, and such title shall be good and marketable and free of all Liens, except for Permitted Liens. From and after the Purchase Date of each Phase 2 New System all risk of loss or damage to such Phase 2 New System and such related New BOF shall be borne by Buyer. Title and risk of loss or damage to all other New BOF at a Facility that is not part of the “fuel cell power plant” of any Phase 2 New System at such Facility within the meaning of Section 48(c)(1)(C) of the Code shall pass to Buyer on the date that installation and commissioning of such New BOF has been completed, and such title shall be good and marketable and free of all Liens, except for Permitted Liens.
Section 3.3    Installation Services.
(a)    Seller shall perform all development, design, engineering, procurement, construction, and commissioning services necessary in connection with the installation, interconnection, testing, start-up, and commissioning the Phase 2 New Systems to achieve Commissioning (collectively, “Installation Services”), including the following activities:
(i)    Seller shall be solely responsible for the means, methods, techniques, sequences, and procedures employed for execution and completion of the engineering, procuring, constructing, installing, and commissioning any New BOF and for reconfiguring any Existing BOF required for Phase 2 New Systems to achieve Commissioning, and Seller shall cause each Phase 2 New System to achieve Commissioning without any compensation or reimbursement by Buyer, other than the Purchase Price under this Agreement;
(ii)    Within thirty (30) days following Commissioning of the last Phase 2 New System Purchased hereunder and installed at a Facility, Seller shall remove and dispose of any Existing BOF that is unnecessary for operation of the Phase 2 New Systems at a Facility; provided, that Seller may leave in place any properly stubbed and undamaged natural gas, water and/or electrical stub-ups and any undamaged concrete pads if such items in the condition that Seller leaves them are permitted to be so left in place under the applicable Site Lease, Prudent Electrical Practices, and applicable Legal Requirements;
(iii)    Seller shall obtain and maintain, or cause to be obtained and maintained (where required, in the name of Buyer), all Permits necessary to design,

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install, commission, construct, occupy, and operate each Phase 2 New System at each Site;
(iv)    Seller shall cause to be performed any and all studies, reports and applications (in the name of Buyer) that are necessary for interconnection to the distribution and transmission facilities of DPL or PJM, as applicable to the particular Facility;
(v)    Seller shall perform all commissioning work in accordance with the provisions of Schedule 3.3(a)(ii).
(vi)    If requested by Buyer, Seller shall provide operator training and associated training materials to personnel and Representatives of Buyer sufficient to instruct Buyer on operation of such Phase 2 New System in connection with safety requirements and in conformance with Prudent Electrical Practices;
(vii)    [Reserved]
(viii)    Seller shall deliver to Buyer each of the Seller Deliverables set forth on Exhibit C in accordance with the timing for each such item as set forth on such Exhibit C;
(ix)    Following Commissioning of all Phase 2 New Systems to be installed in a Facility, Seller shall promptly remove all waste materials and rubbish from and around the Site as well as all of its tools, construction equipment, machinery, and surplus materials as reasonably necessary to restore each Site to a condition reasonably satisfactory to the applicable Site Landlord or as otherwise required by the applicable Site Lease;
(x)    Seller’s supply of the Phase 2 New Systems hereunder, and performance of the Installation Services therefor, shall be fully comprehensive of all services, labor, and equipment necessary to complete installation of a fully commissioned and operating Phase 2 New System in accordance with this Agreement, the applicable Interconnection Agreement, and the applicable Site Lease;
(xi)    Seller shall, and shall cause each of its subcontractors to, install the Phase 2 New Systems at each Site using items that are new, and undamaged at the time of such use or installation; and
(xii)    Seller shall pay all amounts owed to its subcontractors and vendors in connection with the performance of the Installation Services on a timely basis and shall hold Buyer harmless against any claims asserted by such subcontractors and vendors.

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(b)    Seller shall be responsible, at its sole cost and expense, for maintaining and complying with all Permits required to perform the Installation Services under this Agreement. Buyer agrees to cooperate with and assist Seller in obtaining such Permits.
(c)    Seller shall cause all Installation Services to be performed in a good and workmanlike manner, free from defective materials, and in accordance with the Performance Standards, free and clear of all Liens other than Permitted Liens.
Section 3.4    Commissioning Date Deadline. Seller shall cause all Phase 2 New Systems to be Placed in Service and Commissioned by the Commissioning Date Deadline.
Section 3.5    Insurance. Seller shall maintain the insurance described in Annex B.
Section 3.6    Disposal; Right of First Refusal.
(a)    Except as set forth in Section 12.4 of this Agreement and Section 11.9 of the MOMA, in the event that Buyer decides to scrap, abandon or otherwise dispose of any Bloom System, Buyer shall notify Seller and Seller shall have the right but not the obligation to obtain title to the Bloom System and remove the Bloom System at Seller’s cost; provided, however, that Seller will not be responsible for remediation of the Site in which the Bloom System was located.
(b)    Except as set forth in Section 12.4, in the event that Buyer or its Affiliates desire to sell or otherwise transfer title to any Bloom System to a transferee other than an Affiliate of Buyer, Buyer shall notify Seller and Seller shall have the right of first refusal to purchase or acquire the Bloom System on the same terms and conditions of such sale. In the event that Seller exercises such right of first refusal, Seller shall, promptly following payment of the purchase price of such Bloom System, remove the Bloom System at Seller’s cost, including the remediation of the Site in which the Bloom System was located in accordance with the terms of the applicable Site Lease.
(c)    Notwithstanding the foregoing, Seller shall not be permitted to exercise any right under this Section 3.6 if Seller (as Operator) is exercising the corresponding right pursuant to Section 2.4 of the A&R MOMA.
Section 3.7    Third Party Warranties. If any express or implied warranties, indemnities, guaranties, remedies, covenants and other rights which any subcontractor or supplier has made to Seller with respect to any good, service, or other deliverable furnished under this Agreement in respect of a Phase 2 New System or New BOF (each a “Third Party Warranty”) would provide any additional rights to Buyer beyond the warranties under ARTICLE IV, then (a) such Third Party Warranty providing additional rights will be for the benefit of and passed through to Buyer to the fullest extent possible, (b) Seller transfers and assigns to Buyer all of Seller’s right, title and interest under such Third Party Warranty to exercise such additional rights, and (c) Seller hereby appoints Buyer as attorney-in-fact coupled with an interest to exercise and enforce all such additional rights in the name of either Buyer or Seller. Nothing in this Section 3.7 will limit Seller’s obligations to Buyer under ARTICLE IV.

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Section 3.8    Access; Cooperation. Seller shall provide to Buyer such other information that is in the possession of Seller or its Affiliates or is reasonably available to Seller regarding the permitting, engineering, construction, or operations of Seller, its subcontractors or the Facilities, and other data concerning Seller, its subcontractors or the Facilities that Buyer may, from time to time, reasonably request in writing, subject to Seller’s obligations of confidentiality to third parties with respect to such information. Seller shall not knowingly take any action or omit to take any action as would cause Buyer to violate any Legal Requirements, and to the extent that Seller has knowledge of any such existing or prospective violation take, or cause to be taken, commercially reasonable actions, to redress or mitigate any such violation, which action shall be at Seller’s sole expense if Seller is obligated to perform such action as part of this Agreement, and otherwise shall be at Buyer’s sole expense. For the avoidance of doubt, Seller shall not be excused from any indemnification obligations, claims for damages or Indemnifiable Losses suffered by Buyer to the extent caused by Seller’s violation of Legal Requirements or Buyer’s violation of Legal Requirements to the extent relating to, resulting from or arising out of or in connection with any act or omission by Seller, Seller Affiliate or any Seller Personnel in respect of Installation Services or any Operator Personnel in respect of Facility Services that Seller is obligated to perform on behalf of Buyer. Seller shall give to Buyer prompt written notice of any material disputes with Governmental Authorities. Seller shall furnish, or cause to be furnished, to Buyer copies of all material documents furnished to Seller by any Governmental Authority in respect of Buyer or any Phase 2 New System.
Section 3.9    Performance Standards. For the purpose of this Agreement, Seller shall perform under this Agreement in accordance and consistent with each of the following to the extent applicable to the sale of the Phase 2 New Systems and New BOF and the performance of the Installation Services (unless the context requires otherwise): (A) plans and specifications subject to Permits under Legal Requirements and applicable to each Phase 2 New System; (B) the manufacturer’s recommendations with respect to all equipment and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the manufacturer, provided they are consistent with generally accepted practices in the fuel cell industry; (C) the requirements of all applicable insurance policies; (D) preserving all rights to any incentive payments, warranties, indemnities or other rights or remedies, and enforcing or assisting with the enforcement of the applicable warranties, making or assisting in making all claims with respect to all insurance policies; (E) the Tariff, the PJM Market Rules, the DPL Agreements and the PJM Agreements; (F) all Legal Requirements and all Permits/Governmental Approvals; (G) any applicable provisions of the Site Leases; (H) Prudent Electrical Practices; (I) the relevant provisions of each Interconnection Agreement; (J) the Seller Corporate Safety Plan provided in Exhibit J (as updated by Seller from time to time, with a copy provided promptly to Buyer); (K) the Seller Subcontractor Quality Plan provided in Exhibit K (as updated by Seller from time to time, with a copy provided promptly to Buyer); and (L) all Environmental Requirements (collectively, the “Performance Standards”); provided, however, that meeting the Performance Standards shall not relieve Seller of its other obligations under this Agreement.
Section 3.10    Coordination of Relationship.
(a)    Managers. Seller will appoint an individual to serve as its primary contact person with regard to this Agreement (the “Seller Manager”), and Buyer will appoint an

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individual to serve as its primary contact person with regard to this Agreement (the “Buyer Manager”). Seller’s initial Seller Manager and Buyer’s initial Buyer Manager are each set forth on Exhibit L. Each Party may, from time to time, designate another individual as a proposed replacement for its respective Manager by notice to the other Party.
(b)    Manager Meetings. The Buyer Manager and the Seller Manager will serve as each Party’s main contact to, and for, the other Party with regard to day-to-day matters affecting the Parties’ relationship in relation to Installation Services. The Buyer Manager and the Seller Manager (or their designees) will meet, by phone or in person, as often as they feel necessary to monitor and manage such day-to-day activities. Such managers shall operate by consensus to the extent practicable but shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, or to approve actions of the Parties that are inconsistent with this Agreement. Any such waivers or amendments shall be implemented only as described in Section 12.1 or Section 12.2, as the case may be. Seller will not be relieved of any obligations to perform in accordance with this Agreement by its performance or failure to perform pursuant to any direction verbally or in writing provided by the Buyer Manager. This Agreement may only be amended under Sections 12.1 or 12.2 by a written agreement executed by authorized officers of the Parties.
Section 3.11    Beginning of Construction Requirements. Seller shall perform on-site physical work with respect to the Phase 2 New Systems in each of the Red Lion Facility and the Brookside Facility after the Agreement Date and on or before December 31, 2019. Such physical work will constitute “physical work of a significant nature” within the meaning of IRS Notice 2018-59, 2018-59 IRB 196, and will cause construction of the facility to be considered to have begun, within the meaning of Section 48(a)(7) of the Code, after the Agreement Date and on or prior to December 31, 2019. On-site physical work undertaken after the Agreement Date and on or before December 31, 2019 will include, among other things, (i) delivery and installation of components of the Phase 2 New Systems, such as interconnecting module subcomponents such as power modules, fuel processing modules, inverter modules, telemetry cabinets, water distribution ancillary modules, electronic distribution ancillary modules, and other subcomponents together to integrate each 200-250 kilowatt Phase 2 New System, (ii) interconnecting each Phase 2 New System (or group of Phase 2 New Systems) to underground gas and water utilities, (iii) interconnecting each Phase 2 New System (or group of Phase 2 New Systems) to electrical interconnection points, (iv) performing pre-commissioning inspections of Bloom Systems and BOF, (v) performing commissioning inspections of Bloom Systems and BOF as set forth in Schedule 3.3(A)(II) hereto, (vi) performance testing, and (vii) if applicable, testing and troubleshooting (including replacement of parts, as needed).
ARTICLE IV.
WARRANTIES
Section 4.1    Pre-Commissioning Equipment Warranty; Manufacturer’s Warranty.
(a)    Subject to Section 4.2 and Section 11.5(a), Seller warrants to Buyer that, during the period commencing on the achievement of the Delivery Milestone and

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continuing until achievement of Commissioning for a Phase 2 New System (the “Pre-Commissioning Equipment Warranty Period”), (i) such Phase 2 New System shall conform to the Specifications for Phase 2 New Systems set forth on Exhibit A, and (ii) such Phase 2 New System and any associated New BOF shall be free from defects in design, materials and workmanship that would prevent such Phase 2 New System for achieving Commissioning (collectively, the “Pre-Commissioning Equipment Warranty”).
(b)    Subject to Section 4.2 and Section 11.5(a), Seller warrants to Buyer that, during the Manufacturer’s Warranty Period, (i) each Phase 2 New System shall conform to the Specifications for Phase 2 New Systems set forth on Exhibit A, and (ii) each Phase 2 New System, any New BOF, and any Existing BOF that was reconfigured as part of the Installation Services shall be free from defects in design, materials and workmanship (collectively, the “Manufacturer’s Warranty”).
(c)    Seller shall correct (including, in Seller’s sole discretion, through replacement thereof), as promptly as reasonably practical (and in any case within thirty (30) days), at Seller’s sole expense, all Phase 2 New Systems or BOF provided, or Installation Services performed, by it or its subcontractors under this Agreement which proves to be (i) in breach of the Pre-Commissioning Equipment Warranty during the Pre-Commissioning Equipment Warranty Period for such Phase 2 New System, or (ii) in breach of the Manufacturer’s Warranty during the Manufacturer’s Warranty Period. WITHOUT LIMITING (I) SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTION 11.3(A) IN RESPECT OF A BREACH OF A SITE LICENSE OR INTERCONNECTION AGREEMENT ATTRIBUTABLE TO DEFECTIVE PHASE 2 NEW SYSTEMS, BOF, OR INSTALLATION SERVICES AS STATED ABOVE, AND/OR WITH RESPECT TO THIRD PARTY CLAIMS PURSUANT TO SECTION 11.3, AND/OR (II) ANY OTHER EXPRESS REMEDY SET FORTH IN THIS AGREEMENT THAT MAY BE AVAILABLE IN CONNECTION WITH A SELLER FAILURE TO TIMELY CORRECT DEFECTIVE PHASE 2 NEW SYSTEMS, BOF, OR INSTALLATION SERVICES (INCLUDING A SELLER OBLIGATION TO REMOVE OR REPURCHASE A DEFECTIVE PHASE 2 NEW SYSTEM, IF APPLICABLE), BUYER’S SOLE REMEDY FOR A BREACH OF THE PRE-COMMISSIONING EQUIPMENT WARRANTY SHALL BE THE CORRECTION OF DEFECTIVE PHASE 2 NEW SYSTEM PURSUANT TO THIS SECTION 4.1(C).
(d)    The Pre-Commissioning Equipment Warranty and Manufacturer’s Warranty is not transferable to any third person, including any Person who buys a Phase 2 New System from Buyer, without Seller’s prior written consent (which shall not unreasonably be withheld).
(e)    Any period of time in which the Pre-Commissioning Equipment Warranty or Manufacturer’s Warranty is in breach for a Phase 2 New System shall not extend the Pre-Commissioning Equipment Warranty Period or Manufacturer’s Warranty Period for such Phase 2 New System; provided that to the extent a Phase 2 New System is Placed in Service but thereafter is not capable of operation for any period in excess of ten (10)

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consecutive days due to the breach of Manufacturer’s Warranty, the Manufacturer’s Warranty shall be extended by all such periods in excess of ten (10) consecutive days.
Section 4.2    Exclusions. The Pre-Commissioning Equipment Warranty and Manufacturer’s Warranty, as applicable, shall not cover any obligations on the part of Seller to the extent caused by or arising from (a) the Phase 2 New Systems or New BOF being affected by vandalism or other third-party’s actions or omissions occurring after Commissioning (other than to the extent that Seller, Seller Affiliate, the Service Provider or a subcontractor thereof fails to properly protect the Phase 2 New Systems or New BOF and Seller was required to do so under the A&R MOMA); (b) any interruption in the supply of natural gas or interconnection services, or a failure of the interconnection services supplied to the applicable Facility to comply with Seller’s specifications, in each case as confirmed and agreed to by DPL under the terms of the Gas Tariff and the Gas Supply Agreement (unless caused by Seller, Seller Affiliate, the Service Provider or a subcontractor thereof); (c) the removal of any safety device by Buyer or its Representatives (as opposed to removal by Seller, Seller Affiliate, the Service Provider or a subcontractor thereof); (d) any conditions caused by unforeseeable movement in the environment in which the Phase 2 New Systems are installed (provided that normal soil settlement, shifting, subsidence or cracking will not constitute ‘unforeseeable movement’); (e) accidents, abuse, improper third party testing (unless caused by Seller, Seller Affiliate, the Service Provider or a subcontractor thereof) or Force Majeure Events; or (f) installation, operation, repair or modification of the Phase 2 New Systems or BOF by anyone other than Seller or Seller’s authorized agents. SELLER SHALL HAVE NO OBLIGATION UNDER THE PRE-COMMISSIONING EQUIPMENT WARRANTY NOR THE MANUFACTURER’S WARRANTY AND MAKES NO REPRESENTATION AS TO PHASE 2 NEW SYSTEMS OR BOF WHICH HAVE BEEN OPENED OR MODIFIED BY ANYONE OTHER THAN SELLER, SELLER’S AFFILIATE, A SERVICE PROVIDER OR A SUBCONTRACTOR THEREOF, OR ANY OF SUCH PERSON’S REPRESENTATIVES, IN EACH CASE TO THE EXTENT OF ANY DAMAGE OR OTHER NEGATIVE CONSEQUENCE OF SUCH OPENING OR MODIFICATION.
Section 4.3    Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, ARTICLE VI, AND SECTION 9.6, THE PHASE 2 NEW SYSTEMS ARE TRANSFERRED “AS IS, WHERE IS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES, VALUE OR QUALITY OF THE FACILITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE FACILITIES, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FACILITIES, OR ANY PART THEREOF. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE FACILITIES (PROVIDED, THAT THE FOREGOING DISCLAIMER SHALL NOT NEGATE OR DISCLAIM ANY REPRESENTATIONS OR WARRANTIES PROVIDED UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS).
Section 4.4    Title. Title to all replacement items, parts, materials and equipment supplied under or pursuant to the Pre-Commissioning Equipment Warranty shall transfer to Buyer upon

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transfer of title of the affected Phase 2 New System or New BOF pursuant to Section 3.2. Title to all replacement items, parts, materials and equipment supplied under or pursuant to the Manufacturer’s Warranty shall transfer to Buyer upon installation or inclusion in a Phase 2 New System or in the BOF for the applicable Facility. Upon replacement of an item or part as part of the Pre-Commissioning Equipment Warranty or Manufacturer’s Warranty provided hereunder, Seller shall remove such item or part, shall take title to such removed item or part upon removal, and shall have the right and obligation to dispose of such replaced property in any lawful manner that it chooses in its sole discretion at the Seller’s cost.
ARTICLE V.
RECORDS AND AUDITS
Section 5.1    Record-Keeping Documentation; Audit Rights.
(a)    Seller shall ensure that records concerning Seller’s Installation Services activities hereunder are properly created and maintained at all times in accordance with all Legal Requirements, including FERC requirements regarding record retention for Holding Companies in 18 C.F.R. Part 368 and any successor regulations to the extent applicable to Seller. Such records shall include the following:
(i)    records and documentation in respect of each Phase 2 New System’s satisfaction of each Milestone, including records and documentation regarding the Delivery of Phase 2 New Systems, the achievement of Commissioning, and the fact and date(s) such Phase 2 New System has achieved each of the four separate criteria set forth the definition of “Placed in Service”;
(ii)    any other records, reports, or other documentation reasonably requested by Buyer to support the representations set forth in Section 6.1(k) with respect to a Phase 2 New System. Seller agrees to promptly provide such documentation to Buyer; and
(iii)    until the date of achievement of Commissioning of the final Phase 2 New System for the Project, a “Construction Report” delivered in connection with the Payment Notice corresponding to each invoice delivered pursuant to Section 2.4(a)(ii) and Section 2.4(a)(iii), specifying for each Phase 2 New System individually (A) the forecasted commencement of construction, Delivery Date, and date of Commissioning of such Phase 2 New System projected to be included in the Project, (B) the actual commencement of construction, Delivery Date and date of Commissioning of such Phase 2 New System included in the Project as of the date of such Construction Report, and (C) a summary narrative regarding the source of any delays in the achievement of any of the foregoing milestones as compared to the dates forecasted in the immediately prior Construction Report; and
(iv)    any other records, reports, or other documentation reasonably requested by Buyer unless such records contain information that contains highly confidential information and/or trade secrets of Seller.

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(b)    All such records required to be created and maintained pursuant to Section 5.1(a) shall (i) be kept available at Seller’s office and made available for Buyer’s inspection upon request at all reasonable times, and (ii) be retained for the relevant retention period provided in 18 C.F.R. § 368.3 or any successor regulation as amended from time, to the extent applicable to Seller, or any longer period required under the Tariff, or by DPL or PJM. Any documentation prepared by Seller during the Term for the purposes of this Agreement shall be directly prepared for Buyer’s benefit and immediately become Buyer’s property. Any such documentation shall be stored by Seller on behalf of Buyer until its final delivery to Buyer. Seller may retain a copy of all records related to each Facility for future analysis.
(c)    Buyer shall have the right no more than once during any calendar year and going back no more than two (2) calendar years preceding the calendar year in which an audit takes place, upon reasonable prior written notice, including using an independent public accounting firm reasonably acceptable to Seller, to examine such records during regular business hours in the location(s) where such records are maintained by Seller for the purposes of verifying Buyer’s compliance with its obligations hereunder. Buyer shall pay its own cost and the costs of any third party consultants engaged by Buyer in connection with the audit unless such audit reveals that inaccuracies in Seller’s records have resulted in an overpayment by Buyer of two and one-half percent or more (2.5%) than the amount that would have otherwise been payable by Buyer during the period being audited, in which case Seller shall pay all of Buyer’s costs and the costs of any third party consultants engaged by Buyer in connection with such audit.
Section 5.2    Reports; Other Information. Without in any way limiting Seller’s other reporting, notification, and other similar obligations under this Agreement, during the Term, Seller shall furnish to Buyer the following reports, notices, and other information regarding the Phase 2 New Systems and Installation Services (which may be effected by e-mail communication to the Buyer Manager or other appropriate Buyer Representative):
(a)    Promptly upon Seller’s knowledge of the occurrence of any damage to any Phase 2 New System or Site, notice of such damage in reasonable detail;
(b)    Details of any event or circumstance which could reasonably be expected to prevent Buyer from being able to fully benefit from the Tariff, promptly upon either (i) Seller’s receipt of any written notice or communication from DPL or any other Governmental Authority notifying Seller, including a copy of such notice or communication, or (ii) upon the Knowledge of the Seller Manager, any Vice President of Project Finance, or C-Level officer of Seller, or any individual listed on Schedule 5.2(b); and
(c)    Seller will provide any information that Buyer may reasonably request in connection with any claim filed by Buyer under any insurance maintained with respect to the Facilities and any information such insurance providers may reasonably request in connection with such claim; provided, Seller is not obligated to provide highly

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confidential information and/or trade secrets, so long as it provides Buyer an adequate explanation of the highly confidential nature of such information.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 6.1    Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Agreement Date and as of each Purchase Date as follows:
(a)    Incorporation; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its business as currently conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that its business, as currently being conducted, shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller or its ability to perform its obligations hereunder.
(b)    Authority. Seller has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller, and the Transaction Documents to which it is a party have been duly and validly executed and delivered by Seller. Each of the Transaction Documents to which Seller is a party and the [*] Agreement constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)    Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement nor the other Transaction Documents to which it is a party nor the consummation by Seller of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Seller, (ii) with or without the giving of notice or lapse of time or both, conflict with, result in any violation or breach of, constitute a default under, result in any right to accelerate, result in the creation of any Lien (other than Permitted Liens) on Seller’s assets, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, any material agreement or other instrument or obligation to which Seller is a party or by which it, or any material part of its assets may be bound, in each case that would individually or in the aggregate result in a Material Adverse Effect on Seller or its ability to perform its obligations hereunder or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Seller, which violations, individually or in the aggregate, would result in a Material Adverse Effect on Seller or its ability to perform its obligations hereunder.

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(d)    Legal Proceedings. There are no pending or, to Seller’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, against Seller that challenge the enforceability of this Agreement or any of the other Transaction Documents to which Seller is a party or the ability of Seller to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a Material Adverse Effect on Seller or its ability to perform its obligations hereunder.
(e)    U.S. Person. Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code and has provided a Certificate of Non-Foreign Status in the form and substance required by Section 1445 of the Code and the regulations thereunder.
(f)    Purchase Price of Phase 2 New System. The Purchase Price paid for each Phase 2 New System does not exceed an amount that is equal to the Fair Market Value of each Phase 2 New System, as determined on an arm’s length basis.
(g)    Title; Liens. As of each date title is required to pass to Buyer hereunder with respect to any assets comprising a Phase 2 New System, Seller has and will convey good and marketable title to such assets to be sold to Buyer on such date and all such assets are free and clear of all Liens other than Permitted Liens. Except to the extent arising by law, neither Seller nor any of its subcontractors have placed any Liens on the Sites or the Facilities other than Permitted Liens. To the extent that Seller has actual knowledge that any of its subcontractors has placed any Lien on a Phase 2 New System or Site, then Seller shall cause such Liens to be discharged, or shall provide a bond in an amount and from a surety acceptable to Buyer to protect against such Lien, in each case, within thirty (30) days after Seller is aware of the existence thereof. Seller shall indemnify Buyer against any such Lien claim, provided that if the applicable Site Lease requires additional or more stringent action, Seller shall also indemnify Buyer for the costs and expenses of such actions.
(h)    Intellectual Property. No Phase 2 New System and no other product or service marketed, sold or provided (or proposed to be marketed, sold or provided) by Seller hereunder violates or will violate any license or infringes or will infringe any Intellectual Property rights of any other Person. Seller owns or has the right to use and to authorize Buyer to use all Intellectual Property and Software associated with the Phase 2 New Systems so as to grant the license rights and other rights granted by Seller to Buyer in respect of the Phase 2 New Systems. Seller has received no written communications alleging, and has no Knowledge of, any claim that Seller has violated, infringed or misappropriated, or by conducting its business, would violate, infringe or misappropriate, or that the Phase 2 New Systems violate, infringe or misappropriate, any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. No such claims or allegations are reasonably anticipated or foreseen by Seller.

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(i)    Consents and Approvals. Seller has received all material third party consents which are required as of such date for the consummation and performance of the transactions contemplated hereunder.
(j)    Real Property. The real property referred to in each Site Lease is all the real property that is necessary for the construction, installation, operation and maintenance of the Facilities other than those real property interests that can be reasonably expected to be available on commercially reasonable terms as and to the extent required. Each Site has been leased to Buyer pursuant to the terms of the applicable Site Lease.
(k)    Tax Representations.
(i)    Each Phase 2 New System is a fuel cell power plant that has a Nameplate Capacity of at least 0.5 kilowatts of electricity using an electrochemical process and has an electricity-only generation efficiency greater than 30 percent. Each Facility will function independently of each other Facility in the Project to generate electricity for transmission and sale and is an integrated system comprised of a fuel cell stack assembly and associated balance of plant components that has all the necessary components to convert a fuel into electricity using electrochemical means.
(ii)    As of Purchase Date for each Phase 2 New System, no federal, state, or local Tax credit (including the ITC) has been claimed with respect to any property that is part of such Phase 2 New System.
(iii)    No application has been submitted for a grant provided under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, with respect to any property that is part of any Phase 2 New System.
(iv)    No private letter ruling has been obtained for the transactions contemplated hereunder from the IRS.
(v)    As of the Purchase Date of each Phase 2 New System, such Phase 2 New System was not Placed in Service and, specifically but without limitation, clauses (c) and (d) of the definition of the term “Placed in Service” have not been met with respect to such New System.
(vi)    As of the Purchase Date, the cost of the Phase 2 New System that is energy property for purposes of Section 48 of the Code is accurately listed in the Base Case Model.
(vii)    No Phase 2 New System is comprised of any property that (A) is “used predominately outside of the United States” within the meaning of Code Section 168(g), (B) is imported property of the kind described in Code Section 168(g)(6), (C) except due to the status of any member of Buyer (other than Seller or its Affiliate), is “tax-exempt use property” within the meaning of Code

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Section 168(h), or (D) except due to the status of any member of Buyer (other than Seller or its Affiliate), is property described in Code Section 50(b).
(viii)    Other than de minimis property, material or parts, each Facility consists of property, materials or parts not used by any Person prior to having been first placed in a state of readiness and availability for their specific design function as part of the Facility.
(ix)    No portion of the basis of the Phase 2 New System is attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code.
(x)    No grants (for purposes of this paragraph, “grants” shall not include any credits, benefits, emissions reductions, offsets or allowances, howsoever entitled, attributable to the generation from the Facilities, and its respective avoided emission of pollutants) have been provided by the United States, a state, a political subdivision of a state, or any other Governmental Authority for use in constructing or financing any Phase 2 New System or with respect to which Seller is the beneficiary. No proceeds of any issue of state or local government obligations have been used to provide financing for any Phase 2 New System the interest on which is exempt from tax under Code Section 103. No subsidized energy financing (within the meaning of Code Section 45(b)(3)) has been provided, directly or indirectly, under a federal, state, or local program provided in connection with any Phase 2 New System.
(xi)    Seller is not related to DPL within the meaning of Code Section 267 or Code Section 707.
(xii)    Physical work undertaken on-site by Seller pursuant to this Agreement with respect to each of the Red Lion Facility and the Brookside Facility after the Agreement Date and on or prior to December 31, 2019 constitutes “physical work of a significant nature” within the meaning of IRS Notice 2018-59, 2018-59 IRB 196 and otherwise satisfies the requirements for beginning of construction as set forth in Section 48(a)(7) of the Code and IRS Notice 2018-59, 2018-59 IRB 196.
(xiii)    The Phase 2 New Systems qualify as “energy property” within the meaning of Section 48 of the Code.
(l)    Bankruptcy. No event of Bankruptcy has occurred with respect to Seller.
(m)    [Reserved].
(n)    Material Adverse Effect.
(i)    As of the Agreement Date, no Material Adverse Effect has occurred with respect to Seller or, to the Knowledge of Seller, PJM, DPL, or any Site Landlord.

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(ii)    As of each Purchase Date, no Material Adverse Effect has occurred between the Agreement Date and the applicable Purchase Date (A) with respect to the applicable Facility in which the Phase 2 New System would be installed and Commissioned, (B) with respect to Seller, or (C) to the Knowledge of Seller, with respect to PJM, DPL, or the Site Landlord for the applicable Facility in which the Phase 2 New System would be installed and Commissioned.
(o)    Governmental Approvals. Seller, as applicable on behalf of Buyer, has obtained all Governmental Approvals required as of Delivery Date to install and Commission the applicable Phase 2 New System(s) in compliance with Applicable Law. As of each of the dates each Phase 2 New System is Placed in Service and achieves Commissioning, Seller, as applicable on behalf of Buyer, has obtained all Governmental Approvals required for such operation of such Phase 2 New System and each of the Governmental Approvals obtained as of such date is validly issued, final and in full force and effect and is not subject to any current legal proceeding or to any unsatisfied condition. On each of such dates, Seller, as applicable on behalf of Buyer, is in compliance in all material respects with all applicable Governmental Approvals and has not received any written notice from a Governmental Authority of an actual or potential violation of any such Governmental Approval, and none of the persons referenced in Section 5.2(b)(ii) has received any other communication from a Governmental Authority of an actual or potential violation of any such Governmental Approval.
(p)    Compliance. Seller has performed in all respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by Seller hereunder.
(q)    No Breaches. As of the Agreement Date, each Interconnection Agreement, Gas Supply Agreement, and Site Lease is a legal, valid, binding and enforceable obligation of Buyer and, to Seller’s Knowledge, of each other party thereto, and each Interconnection Agreement, Gas Supply Agreement, and Site Lease is in full force and effect. To Seller’s Knowledge, neither Buyer nor any other Person party thereto is in material breach or violation of any Interconnection Agreement, Gas Supply Agreement, or Site Lease, and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Buyer or any other party thereto.
(r)    Insurance. Seller has obtained the insurance described in Annex B, all such policies remain in full force and effect, and all insurance premiums that are due and payable have been paid in full with no premium overdue.
(s)    QFCP-RC Tariff. During the term of this Agreement, the Portfolio shall not fail to receive full payment and service under the Tariff for any of the following reasons:
(i)    Seller shall not be a Qualified Fuel Cell Provider throughout the original term of the Tariff due to any action or inaction of Operator in violation of this Agreement; or

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(ii)    Seller shall take any action in violation of the A&R MOMA or this Agreement which causes: (A) Buyer not to qualify (or to lose qualification) for service under the Tariff or (B) the Portfolio not to qualify (or to lose qualification) as a Qualified Fuel Cell Provider Project.
Section 6.2    Survival Period. All claims by Buyer hereunder relating to breaches of representations and warranties contained in ARTICLE VI with respect to a Phase 2 New System shall be forever barred unless the Seller is notified in writing within twelve (12) months following the date of achievement of Commissioning for such Phase 2 New System, except for breaches and warranties contained in (a) Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(g), and Section 6.1(o), which shall survive indefinitely, and (b) Section 6.1(k) and Section 6.1(h), which will survive until six (6) months following the expiration of the applicable statute of limitations. For the avoidance of doubt, the Parties hereby agree and acknowledge that the foregoing survival periods are a contractual statute of limitations and any claims based upon a breach of representations and warranties in ARTICLE VI must be noticed to Seller or brought or filed prior to the expiration of such survival period.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF BUYER
Section 7.1    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Agreement Date and as of each Purchase Date, as follows.
(a)    Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its business as currently conducted.
(b)    Authority. Buyer has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer and the Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer. Each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)    Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement nor the other Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the articles of

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formation of Buyer nor Buyer’s limited liability company agreement, (ii) with or without the giving of notice or lapse of time or both, conflict with, result in any violation or breach of, constitute a default under, result in any right to accelerate, result in the creation of any Lien on Buyer’s assets, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer is a party or by which it, or any material part of its assets may be bound, in each case that would individually or in the aggregate result in a Material Adverse Effect on Buyer or its ability to perform its obligations hereunder or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would result in a Material Adverse Effect on Buyer or its ability to perform its obligations hereunder.
(d)    Legal Proceedings. There are no pending or, to Buyer’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against Buyer that challenge the enforceability of this Agreement or the other Transaction Documents to which Buyer is a party or the ability of Buyer to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a Material Adverse Effect on Buyer or its ability to perform its obligations hereunder.
(e)    Consents and Approvals. Buyer has received all material third party consents which are required as of such date for the consummation and performance of the transactions contemplated hereunder.
(f)    Bankruptcy. No event of Bankruptcy has occurred with respect to Buyer.
(g)    No Other Representations. Buyer is not relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties expressly set out in the Transaction Documents.
Section 7.2    Survival Period. All claims by Seller hereunder relating to breaches of representations and warranties contained in ARTICLE VII with respect to a Phase 2 New System shall be forever barred unless the Seller is notified in writing within twelve (12) months following the date of achievement of Commissioning for such Phase 2 New System, except for breaches and warranties contained in Section 7.1(a), Section 7.1(b), Section 7.1(c), which shall survive indefinitely. For the avoidance of doubt, the Parties hereby agree and acknowledge that the foregoing survival periods are a contractual statute of limitations and any claims based upon a breach of representations and warranties in ARTICLE VII must be brought or filed prior to the expiration of such survival period.
ARTICLE VIII.
CONFIDENTIALITY

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Section 8.1    Confidential Information. Subject to the other terms of this ARTICLE VIII each Party shall, and shall cause its Affiliates and its respective stockholders, members, subsidiaries and Representatives to, hold confidential the terms of this Agreement and all information it has obtained or obtains from the other Party in connection with this Agreement concerning Seller and Buyer and their respective assets, business, operations or prospects (the “Confidential Information”), including all materials and information furnished by Seller in performance of this Agreement, regardless of form conveyed or whether financial or technical in nature, including any trade secrets and proprietary know how and Software whether such information bears a marking indicating that they are proprietary or confidential or not; provided, however, that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of any breach of this ARTICLE VIII by a Party or any of its Representatives, (ii) is or becomes available to a Party or any of its Representatives on a non-confidential basis from a source other than the other Party or its Representatives, provided that such source was not and is not bound by any contractual, legal or fiduciary obligation of confidentiality with respect to such information or (iii) was or is independently developed or conceived by a Party or its Representatives without use of or reliance upon the Confidential Information of the other Party, as evidenced by sufficient written record.
Section 8.2    Restricted Access. Subject to Section 10.8:
(a)    Buyer agrees that the Phase 2 New Systems themselves contain Seller’s valuable trade secrets. Buyer agrees (i) to restrict the use of such information to matters relating to the Facilities, and such other purposes, if any, expressly provided herein, and (ii) to restrict access to such information as provided in Section 8.3(b).
(b)    Seller’s Confidential Information will not be reproduced without Seller’s prior written consent, and following termination of this Agreement all copies of such written information will be returned to Seller upon written request (not to be made while materials are still of use to the operation of a Phase 2 New System and no Buyer Default has occurred and is continuing) or shall be certified by Buyer as having been destroyed, unless otherwise agreed by the Parties. Buyer’s Confidential Information will not be reproduced by Seller without Buyer’s prior written consent, and following termination of this Agreement all copies of such written information will be returned to Buyer upon written request or shall be certified by Seller as having been destroyed. Notwithstanding the foregoing, each Party and its Representatives may each retain archival copies of any Confidential Information to the extent required by law, regulation or professional standards or copies of Confidential Information created pursuant to the automatic backing-up of electronic files where the delivery or destruction of such files would cause undue hardship to the receiving Party, so long as any such archival or electronic file back-up copies are accessible only to legal or information technology personnel, provided that such Confidential Information will continue to be subject to the terms of this Agreement.
(c)    Subject to ARTICLE IX, Section 8.2(a), and Section 8.2(b), the Phase 2 New Systems are offered for sale and are sold by Seller subject to the condition that such sale does not convey any license, expressly or by implication, to manufacture, reverse engineer, duplicate or otherwise copy or reproduce any part of the Facilities,

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documentation or Software without Seller’s express advance written permission. Subject to ARTICLE IX hereof, Buyer agrees not to remove the covering of any Phase 2 New System, not to access the interior or to reverse engineer, or cause or knowingly allow any third party to open, access the interior or reverse engineer any Phase 2 New System or Software provided by Seller. Subject to ARTICLE IX hereof, and anything contemplated pursuant to this Agreement, only Seller or its Representatives may open or access the interior of a Phase 2 New System.
Section 8.3    Permitted Disclosures.
(a)    Legally Compelled Disclosure. Confidential Information may be disclosed (i) as required or requested to be disclosed by a Party or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, the Financial Industry Regulatory Authority, Inc., the New York Department of Financial Services or other regulatory authority or self-regulatory authority having jurisdiction over such Party, (ii) as required or requested by the IRS, the Department of Justice or the Office of the Inspector General in connection with a Phase 2 New System, cash grant, or tax credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit, or (iii) as required under any Interconnection Agreement or any of the other Transaction Documents. If a Party becomes compelled by legal or administrative process to disclose any Confidential Information, such Party shall, to the extent permitted by Legal Requirements, provide the other Party with prompt notice of any such disclosure (other than any disclosure in connection with routine regulatory filings, reviews or audits, or requests for regulatory approvals in the ordinary course of the recipient’s business, which, in each case, may be made without notice or restriction) so that the other Party may seek a protective order or other appropriate remedy with respect to the information required to be disclosed. If such protective order or other remedy is not obtained with respect to the information required to be disclosed, the first Party shall furnish only that portion of such information that it is advised by counsel is legally required to be furnished and shall exercise reasonable efforts, at the expense of the Party whose Confidential Information is being disclosed, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (ii) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.
(b)    Disclosure to Representatives. Notwithstanding the foregoing, and subject always to the restrictions in Section 8.2, a Party may disclose Confidential Information received by it (i) to its and its Affiliates’ (x) actual or potential investors or financing parties, underwriters and insurers and its and their employees, consultants, legal counsel or agents who have a need to know such information and (y) auditors and advisers (including, without limitation, legal and financial advisers) who need to know such information in connection with the transactions contemplated hereby, or (ii) as required to be disclosed to rating agencies requesting such information; provided that such Party informs each such Person who has access to the Confidential Information of the

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confidential nature of such Confidential Information, the terms of this Agreement, and that such terms apply to them. The Parties shall use commercially reasonable efforts to ensure that each such Person complies with the terms of this Agreement and that any Confidential Information received by such Person is kept confidential.
(c)    Securities Filings. A Party may file this Agreement as an exhibit to any relevant filing with the Securities Exchange Commission (or equivalent foreign agency) in accordance with Legal Requirements only after complying with the procedure set forth in this Section 8.3(c). In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than fourteen (14) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Legal Requirements. The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of the Agreement from the Securities Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party. Each Party shall bear its own costs in connection with such efforts. Either Party may, without the consent of the other Party, describe the transaction contemplated herein as required by Legal Requirements pursuant to the filing of a form 8-K, 10-K, 10-Q, or similar filing with the Securities and Exchange Commission.
(d)    Other Permitted Disclosures. Nothing herein shall be construed as prohibiting a Party hereunder from using such Confidential Information in connection with (i) any claim against the other Party, (ii) any exercise by a Party hereunder of any of its rights hereunder, (iii) a financing or proposed financing by Seller or Buyer or their respective Affiliates, (iv) a disposition or proposed disposition by any direct or indirect Affiliate of Buyer of all or a portion of such Person’s equity interests in Buyer, (v) a disposition or proposed disposition by Buyer of any Phase 2 New System, or (vi) any disclosure required to be made pursuant to the Tariff, an Interconnection Agreement, a Gas Supply Agreement, or a Site Lease, provided that, in the case of items (iii), (iv) and (v), the potential financing party or purchaser has entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate financings or acquisitions before any such information may be disclosed and a copy of such confidentiality agreement has been provided to the non-disclosing party for informational purposes, which copy of such confidentiality agreement may contain redactions of confidential information relating to the potential financing source or purchaser. No disclosures of Confidential Information shall be made by Buyer in exercise of its rights under this Section 8.3(d) until Seller has first had the opportunity to exercise its right to take or purchase the Phase 2 New System in question, if applicable.
ARTICLE IX.
LICENSE AND OWNERSHIP; SOFTWARE

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Section 9.1    IP License to Use. Subject to Section 9.2, Seller grants to Buyer a limited (as described herein), non-exclusive, royalty-free, perpetual (except as described in ARTICLE X hereof), irrevocable (except as described in ARTICLE X hereof), non-terminable (except as described in ARTICLE X hereof), non-transferable (except as described herein) license to use the Intellectual Property, including Seller’s proprietary Software, contained in the Documentation and the Phase 2 New Systems purchased hereunder (collectively, “Seller’s Intellectual Property”) in conjunction with the purchase, use, operation, maintenance, repair and sale of the Phase 2 New Systems and in conjunction with each Phase 2 New System in accordance with the terms hereof, the Tariff, and each Interconnection Agreement (the “IP License”); provided, that (a) such license may be transferred or sub-licensed upon a transfer of a Phase 2 New System to any Person who acquires such Phase 2 New System, subject to Buyer’s compliance with provisions of the A&R MOMA applicable to such transfer, (b) such license may be transferred or sub-licensed by Buyer to any third party Buyer is entitled to engage to maintain any Phase 2 New System pursuant to Section 8.2(c), (c) such license may be transferred by Buyer to any successor or assign of Buyer permitted pursuant to Section 12.4, and (d) in the event of a voluntary or involuntary Bankruptcy of Buyer, Seller hereby expressly consents to the assumption and assignment of the IP License by Buyer as necessary to allow Buyer’s continued use of each Phase 2 New System and/or Facility in accordance with the terms hereof and, as applicable, the Tariff and each Interconnection Agreement. Seller shall retain all right, title and ownership of any and all Intellectual Property licensed by Seller hereunder. No right, title or interest in any such Intellectual Property is granted, transferred or otherwise conveyed to Buyer under this Agreement except as otherwise expressly set forth herein. Buyer shall not, except as otherwise provided herein, modify, network, rent, lease, loan, sell, distribute or create derivative works based upon Seller’s Intellectual Property in whole or part, or cause or knowingly allow any third party to do so.
Section 9.2    Grant of Third Party Software License; Data Rights.
(a)    Seller grants to Buyer a limited (as described herein), non-exclusive, royalty-free, perpetual (except as described in ARTICLE X hereof), irrevocable (except as described in ARTICLE X hereof), non-terminable (except as described in ARTICLE X hereof), non-transferable (except as described herein) license to use the third party Software (the “Software License”); provided, that (i) such license may be transferred or sub-licensed upon a transfer of a Phase 2 New System to any Person who acquires such Phase 2 New System, (ii) such license may be transferred or sub-licensed by Buyer to any third party Buyer is entitled to engage to maintain any Phase 2 New System pursuant to Section 8.2(c), and (iii) such license may be transferred by Buyer to any successor or assign of Buyer permitted pursuant to Section 12.4. No right, title or interest in any Software provided to Buyer (including all copyrights, patents, trade secrets or other intellectual or intangible property rights of any kind contained therein) is granted, transferred, or otherwise conveyed to Buyer under this Agreement except as expressly set forth herein. Buyer agrees not to reverse engineer or decompile the Software or otherwise use the Software for any purpose other than in connection with the use of the Facilities. Further, Buyer shall not modify, network, rent, lease, loan, sell, distribute or create derivative works based upon the Software in whole or part, or cause or knowingly allow any third party to do so.

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(b)    All data collected on the Facilities by Seller using the Software and data collected on the Facilities using Seller’s internal proprietary Software are the sole property of Seller to be used by Seller in accordance with Legal Requirements, but may not be disclosed by Seller directly to any competitors of Buyer. Seller hereby grants to Buyer a limited, non-exclusive, irrevocable (except as set forth in ARTICLE X hereof), royalty-free license to use the data collected on the Facilities using such Software or Seller’s internal proprietary software only for purposes of using such Facilities and administering the Transaction Documents or as required pursuant to the terms of the Tariff, any Site Lease or Interconnection Agreement, provided the provisions of ARTICLE VIII on confidentiality are maintained.
Section 9.3    Effect on Licenses. All rights and licenses granted under or pursuant to this Agreement by Seller are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and of any similar provisions of applicable laws under any other jurisdiction (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced by or against Seller under the Bankruptcy Laws (excluding a reorganization proceeding under Chapter 11 of the U.S. Bankruptcy Code if Seller is continuing to perform all of its obligations under this Agreement), Seller (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee under the Bankruptcy Laws) shall, as Buyer may elect in a written request, immediately upon such request:
(a)    perform all of the obligations provided in this Agreement to be performed by Seller including, where applicable, providing to Buyer portions of such intellectual property (including embodiments thereof) held by Seller and such successors and assigns or otherwise available to them and to which Buyer is entitled to have access under this Agreement; and
(b)    not interfere with the rights of Buyer under this Agreement, or the other Transaction Documents, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in the Bankruptcy Laws.
Section 9.4    No Software Warranty. Buyer acknowledges and agrees that the use of the Software is at Buyer’s sole risk. The Software and related documentation are provided “AS IS” and without any warranty of any kind and Seller EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding the foregoing provision of this Section 9.4, nothing in this Section 9.4 shall limit, modify or otherwise excuse Seller’s obligations with respect to the warranties of Seller provided under ARTICLE IV, ARTICLE VI or Section 9.6.
Section 9.5    IP Related Covenants. If Seller grants, bargains, sells, conveys, mortgages, assigns, pledges, warrants or transfers any Intellectual Property or Software that is required (a) for Seller or its Affiliates to perform their respective obligations under the Transaction Documents or (b) for the continued maintenance and operation of the Facilities without a material decrease in

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performance of the Facilities, Seller shall cause such act or transaction to be subject to the grant of the IP License and Software License under this Agreement.
Section 9.6    Representations and Warranties. Seller represents and warrants to Buyer as of the Agreement Date and as of each Commissioning Date as follows with respect to the Software and all other Intellectual Property that is (A) required (i) for Seller or its Affiliates to perform their respective obligations under this Agreement and each other Transaction Document, and (ii) for the continued operation of the Phase 2 New Systems in accordance with the A&R MOMA, the Tariff, and the Interconnection Agreements without a material decrease in performance of the Phase 2 New Systems, or (B) licensed, provided or otherwise made available by Seller to Buyer:
(a)    Seller owns or has the right to use and to authorize Buyer to use all such Intellectual Property and Software;
(b)    Seller and its Affiliates are not infringing on any Intellectual Property of any third party with respect to the actions described in subsection (A)(i) and (A)(ii) of Section 9.6 and the Phase 2 New Systems do not infringe on any Intellectual Property of any third party;
(c)    [*];
(d)    [*];
(e)    the Software does not include, is free of, and does not contain or include any virus, time bombs, Trojan horses, worms, traps or other mechanisms which are designed to deny access to the Software by Buyer or to otherwise disable, erase, destroy, damage, alter or render meaningless, useless or ineffective the Software, or otherwise harm any Buyer data, programs or applications;
(f)    the Software is not derived from, is not distributed with, and/or was not developed using any Open Source Code licensed under any terms that: (i) impose or could impose a requirement or condition that the Software, or any software or source code used or integrated therewith: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Buyer to use or distribute the Software or any software or source code used or integrated therewith; and
(g)    the Software will, for a period of one (1) year following installation, conform to the functional specifications set forth in the Documentation. Seller shall promptly repair or replace any Software or media that does not meet the foregoing warranty. The foregoing remedy is without prejudice to any rights, claims or remedies that Buyer may have either under this Agreement or otherwise at law or in equity.
ARTICLE X.
EVENTS OF DEFAULT AND TERMINATION

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Section 10.1    Seller Default. The occurrence at any time of any of the following events shall constitute a “Seller Default”:
(a)    Failure to Pay. The failure of Seller to pay any undisputed amounts owing to Buyer on or before the day following the date on which such amounts are due and payable under the terms of this Agreement or the A&R MOMA and Seller’s failure to cure each such failure within ten (10) Business Days after Seller receives written notice from Buyer of each such failure;
(b)    Failure to Perform Other Obligations. Unless due to a Force Majeure Event, the failure of Seller to perform or cause to be performed any other material obligation required to be performed by Seller under this Agreement or the A&R MOMA, or the failure of any representation and warranty set forth herein or therein to be true and correct as and when made; provided, however, that if such failure by its nature can be cured, then Seller shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and a Seller Default shall not be deemed to exist during such period; provided, further, that if Seller commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days; notwithstanding the foregoing, the cure period set forth above will in no event exceed (and will be deemed modified as necessary to match) the cure period applicable to any particular failure or breach under the Tariff or the applicable Interconnection Agreement, if any;
(c)    Failure to Remedy Injunction. The failure of Seller to remedy any injunction that prohibits Buyer’s use of any Phase 2 New System as contemplated by Section 11.1 within sixty (60) days of Seller’s receipt of written notice of Buyer being enjoined therefrom; or
(d)    Bankruptcy. If Seller is subject to a Bankruptcy.
Section 10.2    Buyer Default. The occurrence at any time of the following events with respect to Buyer shall constitute a “Buyer Default”:
(a)    Failure to Pay. The failure of Buyer to pay any undisputed amounts owing to Seller on or before the day following the date on which such amounts are due and payable under the terms of this Agreement and Buyer’s failure to cure each such failure within ten (10) Business Days after Buyer receives written notice of each such failure;
(b)    Failure to Perform Other Obligations. Unless due to a Force Majeure Event, the failure of Buyer to perform or cause to be performed any material obligation required to be performed by Buyer under this Agreement or the failure of any representation and warranty set forth herein to be true and correct as and when made; provided, however, that if such failure by its nature can be cured, then Buyer shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and a Buyer Default shall not be deemed to exist during such period; provided, further, that if Buyer commences to cure such failure during such period and is diligently and in good faith

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attempting to effect such cure, said period shall be extended for sixty (60) additional days; or
(c)    Bankruptcy. If Buyer is subject to a Bankruptcy.
Section 10.3    Buyer’s Remedies Upon Occurrence of a Seller Default. If a Seller Default has occurred under Section 10.1(d), Buyer may terminate this Agreement by written notice, and assert all rights and remedies available to Buyer under Legal Requirements subject to the limitations of liability set forth in Section 11.5. If a Seller Default has occurred under Section 10.1(a), Section 10.1(b) or Section 10.1(c), Buyer may terminate this Agreement only with respect to those Phase 2 New Systems for which such Seller Default has occurred by written notice, and (i) assert all rights and remedies available to Buyer under Legal Requirements with respect to those Phase 2 New Systems for which a Seller Default has occurred, subject to the limitations of liability set forth in Section 11.5, or (ii) require that Seller and, if so required, Seller shall repurchase the relevant Phase 2 New System in respect of which this Agreement is being terminated from Buyer on an AS IS basis by paying the Repurchase Amount in respect of any such Phase 2 New System, calculated as of the date of such payment, in which case Seller shall take title to such Phase 2 New System upon paying the Repurchase Amount, and such Phase 2 New System shall no longer constitute a portion of the Project. If a Phase 2 New System will be removed pursuant to this Section 10.3, Seller shall at its sole cost and expense remove the Phase 2 New System and any other ancillary equipment (including the concrete pad and any other improvements to the applicable Site to the extent required under the applicable Site Lease) from the applicable Site, restoring the relevant portion of the Site to its condition before the installation, including closing all utility connections and properly sealing any Site penetrations in the manner required by all Legal Requirements and the applicable Site Lease.
Section 10.4    Seller’s Remedies Upon Occurrence of a Buyer Default. If a Buyer Default has occurred Seller may terminate this Agreement by written notice only with respect to those Phase 2 New Systems for which a Buyer Default has occurred and remains uncured, and assert all rights and remedies available to Seller under Legal Requirements with respect to those Phase 2 New Systems for which a Buyer Default has occurred, subject to the limitations of liability set forth in Section 11.5, including retaining any prior payments with respect to such Phase 2 New Systems and selling such Phase 2 New Systems to another buyer.
Section 10.5    Preservation of Rights. Termination of this Agreement shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination or which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise, including Section 3.6, Section 3.7, Section 3.8, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, and ARTICLE XI, and ARTICLE XII. The list of the Knowledge persons referenced in Section 5.2(b)(ii), and any Seller or Seller Affiliate successor employees to such persons in such capacities, shall survive the termination or expiration of this Agreement for purposes of the A&R MOMA until the expiration or termination of the A&R MOMA.
Section 10.6    Force Majeure. If either Party is rendered wholly or partially unable to perform any of its obligations under this Agreement by reason of a Force Majeure Event, that Party

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(the “Claiming Party”) will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected; provided, however, that (a) the Claiming Party, within a reasonable time after the occurrence of such Force Majeure Event gives the other Party notice describing the particulars of the occurrence; (b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (c) no liability of either Party for an event that arose before the occurrence of the Force Majeure Event shall be excused as a result of the Force Majeure Event; (d) the Claiming Party shall exercise commercially reasonable efforts to correct or cure the event or condition excusing performance and resume performance of all its obligations; and (e) when the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall promptly give the other Party notice to that effect and shall promptly resume performance.
Section 10.7    No Duplication of Claims; Cumulative Limitation of Liability Caps. Notwithstanding anything to the contrary in this Agreement, (a) the Parties acknowledge and agree that no claiming or indemnified party shall be entitled to a double recovery for the same monetary loss or damage under the provisions of this Agreement and the provisions of any other Transaction Document; (b) to the extent that all or any portion of the Pre-Commissioning Equipment Warranty, Manufacturer’s Warranty or any other warranty, guarantee or indemnification provision set forth herein is duplicative of any warranty, guarantee or indemnification coverage provided under the A&R MOMA, the Parties acknowledge and agree that Buyer shall be entitled to pursue recovery for money damages in respect of a single event or circumstance, at its sole option, under either this Agreement or the A&R MOMA, as applicable, and that limitation of liability caps set forth in each such agreement are to be calculated on an aggregate basis taking into account all claims for indemnification, warranty or otherwise (if any) made under this Agreement or the A&R MOMA, and (c) if an “Indemnifiable Loss” or other amount paid for any event(s) or circumstance(s) under this Agreement or (to the extent relating to a Phase 2 New System) the A&R MOMA, as the case may be, would be taken into account for purposes of calculating the “Maximum Liability” under such agreement, then such amount will also be taken into account for purposes of calculating the “Maximum Liability” under the other such agreement. For the avoidance of doubt, the provisions of subsections (b) and (c) of this Section 10.7 shall not limit Seller’s liability under any other Transaction Document or the Phase 1 CapEx Agreement with respect to any Phase 1 New System.
Section 10.1    Actions to Facilitate Continued Operations After a Buyer Termination. Notwithstanding anything else herein to the contrary, and without limitation of the rights set forth in this ARTICLE X hereof, if any Phase 2 New System is no longer covered by the A&R MOMA or another agreement between Buyer and Seller (or any Affiliate of Seller) regarding the operation and maintenance of such Facility as a result of the termination of the A&R MOMA with respect to such Phase 2 New System (A) in connection with a Seller Default or (B) in connection with the expiration of the Extended Warranty Period (as defined in the A&R MOMA), Buyer shall be entitled to maintain, or cause a third party to maintain, such Phase 2 New System (each such maintainer, a “Third Party Operator”), including replacing consumables and components as needed or desired, including, if applicable, electricity sales pursuant to the Tariff; provided that:
(a)    No less than thirty (30) calendar days prior to the event of such termination pursuant to subsection (B) above, to the extent Buyer requires any maintenance services for such Phase 2 New System following such termination, Buyer shall notify Seller of

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such requirements in writing. If Seller desires to perform such maintenance services, Seller shall provide within five (5) Business Days to Buyer the material terms and conditions (including the scope of services offered, the price(s) quoted for such services, and the terms of any performance warranties to be provided in connection with such services) pursuant to which it is willing to provide such maintenance services for such Phase 2 New System, which shall be no less favorable to Buyer than Seller’s standard rates, terms and warranties as of such date. If Buyer declines to engage Seller to perform such services, or the Parties are unable to execute appropriate documentation to reflect such services, Buyer may (subject to Section 10.8(b)) seek to engage a Third Party Operator to perform such services, provided that, prior to engaging any such Third Party Operator to maintain such Phase 2 New System, Buyer shall provide written notice to Seller of the material terms and conditions on which such third party has offered to provide such service (including (X) the scope of services offered, (Y) the price(s) quoted for such services, and (Z) the terms of any performance warranties to be provided in connection with such services). Seller shall have ten (10) Business Days to notify Buyer if Seller will agree to perform the applicable services for a price not to exceed the quoted amount and otherwise on terms no less favorable to Buyer than those included in the notice required hereunder. If Seller agrees to provide such services, the Parties will negotiate in good faith regarding appropriate documentation to reflect such services. If Seller declines to provide such services, Buyer may engage a Third Party Operator on terms no more favorable to such Third Party Operator than those provided in the notice to Seller.
(b)    Without in any way limiting the provisions of the foregoing Section 10.8(a), Buyer shall in all events use commercially reasonable efforts to engage a Third Party Operator to provide such maintenance that is not a competitor of Seller or its Affiliates and is not in litigation or other material dispute with Seller.
ARTICLE XI.
INDEMNIFICATION
Section 11.1    IP Indemnity.
(a)    Except as expressly limited below, Seller agrees to indemnify, defend and hold Buyer, its members and its permitted successors and assigns, and their Affiliates and their respective managers, officers, directors, employees and agents harmless from and against any and all Third Party Claims and Indemnifiable Losses (including in connection with obtaining any Intellectual Property necessary for continuation of completion, operation and maintenance of Phase 2 New Systems purchased by Buyer from Seller), arising from or in connection with any alleged infringement, conflict, violation, misappropriation or misuse of any patents, copyrights, trade secrets or other third party Intellectual Property rights by the Phase 2 New Systems purchased by Buyer from Seller (or the use, operation or maintenance thereof) or the exercise of the IP License or the Software License granted pursuant to Section 9.1 and Section 9.2 hereunder. Buyer shall give Seller prompt notice of any such claims. Seller shall be entitled to participate in, and, unless in the opinion of counsel for Seller a conflict of interest between the Parties may exist with respect to such claim, assume control of the defense of such claim with

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counsel reasonably acceptable to Buyer. Buyer authorizes Seller to settle or defend such claims in its sole discretion on Buyer’s behalf, without imposing any monetary or other obligation or liability on Buyer and subject to Buyer’s participation rights set forth in this Section 11.1 and further provided that any such settlement: (i) includes a full and complete release in favor of Buyer; and (ii) does not require any admission of fault or liability on the part of Buyer. Buyer shall assist Seller upon reasonable request by Seller and, at Seller’s reasonable expense, in defending any such claim. If Seller does not assume the defense of such claim, or if a conflict precludes Seller from assuming the defense, then Seller shall reimburse Buyer on a monthly basis for Buyer’s reasonable defense expenses of such claim through separate counsel of Buyer’s choice reasonably acceptable to Seller. Even if Seller assumes the defense of such claim, Buyer may, at its sole option, participate in the defense, at Buyer’s expense, without relieving Seller of any of its obligations hereunder. Should Buyer be enjoined from selling or using any Phase 2 New System as a result of such claim, or should Buyer reasonably and in good faith conclude that Buyer is likely to be so enjoined, Seller will, at its sole option and discretion, either (i) procure or otherwise obtain for Buyer the right to use or sell the Phase 2 New System in the form purchased by Buyer; (ii) modify the Phase 2 New System so that it becomes non-infringing but still substantially meets the original functional specifications of the Phase 2 New System (in which event, for the avoidance of doubt, all warranties hereunder shall continue to apply unmodified); (iii) upon return of the Phase 2 New System to Seller, as directed by Seller, provide to Buyer a non-infringing Phase 2 New System meeting the functional specifications of the Phase 2 New System, or (iv) when and if none of the first three options is reasonably available to Seller after having exercised good faith efforts to pursue such options, authorize the return of the Phase 2 New System to Seller and, upon receipt thereof, return to Buyer all monies paid by Buyer to Seller for the cost of the Phase 2 New Systems and BOF, net of any monies paid by Seller to Buyer pursuant to the Phase 2 New System Portfolio Output Warranty, Efficiency Guaranty and/or Output Guaranty to the extent such Seller payments are allocable to such Phase 2 New System; provided that Seller shall not elect the option in the preceding clause (i) without Buyer’s written consent if such election could reasonably be expected to materially decrease Buyer’s revenues or materially increase Buyer’s operating expenses.
(b)    THIS INDEMNITY SHALL NOT COVER ANY CLAIM:
(i)    for Intellectual Property infringement, conflict, violation or misuse that would not have been caused but for any combination made by Buyer of any Phase 2 New System with any other product or products or modifications made by or on behalf of Buyer to any part of the Phase 2 New System, unless (A) such combination or modification is in accordance with Seller’s specifications for the Phase 2 New System or is otherwise contemplated in the Documentation, (B) such combination or modification is made by or on behalf of or at the written request of Seller where Seller has requested the specific combination or modification giving rise to the claim by Buyer, or (C) such other product or products would not infringe the Intellectual Property rights of a third party but for the combination with any part of the Phase 2 New System; or

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(ii)    for infringement of any Intellectual Property rights arising in whole or in part from any aspect of the Phase 2 New System which was designed by or requested by Buyer on a custom basis (unless Seller knew or had reason to know that such design would cause such infringement).
Section 11.2    Indemnification of Seller by Buyer. Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, Affiliates and agents (each, a “Seller Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnitee arising out of a Third Party Claim (other than a claim for a Seller Indemnitee’s breach of any contract to which a Seller Indemnitee is a party) and in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against a Seller Indemnitee to the extent arising out of or in connection with (a) (1) the negligent or intentional acts or omissions of Buyer or its subcontractors, agents or employees or others under Buyer’s control (excluding any act or omission by Seller, any Seller Indemnitee or any Seller Personnel), (2) breach by Buyer of its representations, warranties or obligations under this Agreement (except to the extent caused by any Seller Indemnitee or Seller Personnel), or (3) any breach of a Site Lease or Interconnection Agreement, except to the extent relating to, resulting from or arising out of or in connection with any act or omission by Seller, any Seller Indemnitee or any Seller Personnel, or (b) the operation of Phase 2 New Systems by any Person other than Seller or an Affiliate or subcontractor of Seller after such Phase 2 New Systems have been Purchased by Buyer pursuant to this Agreement (but subject to Seller’s warranties, covenants and indemnities under this Agreement and any other Transaction Document to which Seller is a party); provided that Buyer shall have no obligation to indemnify Seller to the extent caused by or arising out of any (i) negligence, fraud or willful misconduct of any Seller Indemnitee or the breach by Seller or any Seller Indemnitee of its covenants, representations and warranties under this Agreement or in any Seller’s Certificate of Commissioning or (ii) operation of Bloom Systems by a party outside of Buyer’s control or direction (including any Seller Personnel) or by a party taking such action despite Buyer’s reasonable efforts to prevent the same.
Section 11.3    Indemnification of Buyer by Seller.
(a)    Seller shall indemnify, defend and hold harmless Buyer, its members, managers, officers, directors, employees, Affiliates and agents (each, a “Buyer Indemnitee”) from and against any and all Indemnifiable Losses (other than Indemnifiable Losses addressed in Section 11.1) asserted against or suffered by any Buyer Indemnitee arising out of a Third Party Claim, and in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against a Buyer Indemnitee to the extent arising out of or in connection with (i) the negligent or intentional acts or omissions of Seller or any Seller Personnel (other than matters addressed separately in Section 11.1, which shall be governed by the terms thereof), (ii) a breach by Seller of its representations, warranties or obligations under this Agreement or in any Seller’s Certificate of Commissioning, or any breach of a Site Lease or Interconnection Agreement, to the extent relating to, resulting from or arising out of or in connection with any act or omission by Seller or any Seller Personnel, (iii) any alleged violation by Seller of Environmental Requirements resulting in claims, penalties, fines, or other enforcement actions or (iv) any injury, death, or damage to property caused by a defect in a Phase 2 New System;

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provided that, Seller shall have no obligation to indemnify Buyer to the extent caused by or arising out of (x) any negligence, fraud or willful misconduct of a Buyer Indemnitee, except to the extent caused by any Seller Personnel, (y) the breach by Buyer or any Buyer Indemnitee of its covenants, representations and warranties under this Agreement or any Site Lease or Interconnection Agreement, except to the extent such a breach is caused by Seller’s (or any Seller Personnel’s) breach of this Agreement (including any failure to perform obligations on behalf of Buyer in accordance with the terms of this Agreement), or (z) the inability of Buyer to ultimately utilize any tax benefits solely as a result of insufficient taxable income or tax liability.
(b)    Except as otherwise set forth in this Agreement, in the event that Buyer incurs any liability, cost, loss or expense to a Site Landlord (including relating to a breach of a Site Lease) in relation to the repurchase by or return to Seller of any Phase 2 New System under this Agreement, Seller shall indemnify and hold Buyer harmless for any such liability, cost, loss or expense incurred by Buyer.
(c)    Seller acknowledges and agrees that each Site Landlord is an intended third party beneficiary of Seller’s indemnification obligations in favor of the Buyer Indemnitees and that Buyer may, with Seller’s reasonable consent following cooperative discussions between the Parties regarding the least disruptive manner of resolving the applicable Site Landlord claim, elect to assign to a Site Landlord the right to seek indemnification directly from Seller in the event that Buyer owes to such Site Landlord any indemnification obligations arising out of or in connection with any breach of a Site Lease arising out of any actions or inactions of Seller under this Agreement that give rise to an indemnification obligation of Seller in favor of any Buyer Indemnitee.
Section 11.1    Indemnification Procedure. Except as otherwise provided in Section 11.1, if any indemnifiable claim is brought against a Party (the “Indemnified Party”), then the other Party (the “Indemnifying Party”) shall be entitled to participate in, and, unless in the reasonable opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to the Indemnifying Party. If the Indemnifying Party does not assume the defense of the Indemnified Party or if a conflict precludes the Indemnifying Party from assuming the defense, then the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the Indemnified Party’s reasonable defense expenses through separate counsel of the Indemnified Party’s choice. Even if the Indemnifying Party assumes the defense of the Indemnified Party with acceptable counsel, the Indemnifying Party, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnifying Party of any of its obligations hereunder.
Section 11.2    Limitation of Liability.
(a)    Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable to the other Party for an amount in excess of the Maximum Liability unless and to the extent such liability is the result of (A) fraud, willful default, willful misconduct, or gross negligence of a Party or that Party’s employees, agents,

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subcontractors (except that for the purposes of this provision, Seller and any applicable Seller Personnel will not be deemed to be employees, agents or subcontractors of Buyer), (B) a Third Party Claim, (C) a claim of Seller against Buyer for Buyer’s failure to pay the Purchase Price for any Facility (which amounts shall not be included in calculating Buyer’s Maximum Liability), (D) a claim with respect to injury to or death of any individual, (E) Seller’s abandonment to the extent constituting a repudiation of this Agreement in respect of all or any part of the Facilities, (F) events or circumstances in respect of which insurance proceeds are available or that would have been available but for a failure by Seller to maintain, or comply with the terms of, insurance that it is required to obtain and maintain under this Agreement, and any amounts so received will not be included when calculating Seller’s Maximum Liability, (G) a claim of Buyer against Seller for Seller’s breach of a Fundamental Representation, or (H) a claim brought pursuant to Section 11.1. Subject always to the Maximum Liability limitations set forth in the preceding sentence, except for damages or amounts specifically provided for in this Agreement, including liquidated damages, or in connection with the indemnification for damages awarded to a third party under a Third Party Claim, damages hereunder are limited to direct damages, and in no event shall a Party be liable to the other Party, and the Parties hereby waive claims, for indirect, punitive, special or consequential damages or loss of profits; provided, however, that the loss of profits language set forth in this Section 11.5(a) shall not be interpreted to exclude from Indemnifiable Losses (X) any losses arising as a result of the loss or recapture of any ITC or (Y) recovery for any losses merely because such losses would result in a reduction in the profits of Buyer, Assured Guaranty Municipal Corp., SP Diamond State Class B Holdings, LLC, or any or all of such Persons. Notwithstanding anything to the contrary set forth herein, in no event shall the limitation of liability set forth above as it pertains to Seller limit Seller’s obligations to Buyer for any payments owed by Seller to Buyer regarding (i) the Repurchase Amount in respect of any Phase 2 New Systems, or (ii) Indemnifiable Losses arising from the loss or recapture of any ITC. Any amounts paid or payable by Seller to Buyer as described in the preceding sentence will not be included when calculating Seller’s Maximum Liability.
(b)    Each Party hereby agrees that any claim for damages against the other Party under this ARTICLE XI shall be reduced to the extent of any related insurance proceeds actually received by such claiming Party.
Section 11.3    Survival. The Parties’ respective rights and obligations under this ARTICLE XI shall survive any total or partial termination of this Agreement.
Section 11.4    After-Tax Basis. All tax-related indemnity payments pursuant to this ARTICLE XI which are taxable to the recipient shall be made on a grossed-up, after-tax basis, assuming for this purpose that all such indemnity payments are taxable at the highest applicable marginal rate in effect each year under Code Section 11(b)(1).
ARTICLE XII.
MISCELLANEOUS PROVISIONS

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Section 12.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.
Section 12.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but any such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.
Section 12.3    Notices. All notices, provisions of Documentation, reports, certifications, or other documentation, and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally or by facsimile transmission with completed transmission acknowledgment or by electronic mail, or when delivered if mailed by overnight delivery via a nationally recognized courier or registered or certified first class mail (return receipt requested), postage prepaid, to the recipient Party at its below address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof and that any notice provided by electronic mail will be followed promptly by another form of notice consistent with this Section 12.3 and will be effective when such follow-up notice is deemed effective):

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To Seller:	Bloom Energy Corporation 4353 N. 1st Street San Jose, CA 95134 Attention: [*]Email: [*] and to: Bloom Energy Corporation 4353 N. 1st Street San Jose, CA 95134 Attention: General Counsel
To Buyer:	Diamond State Generation Partners, LLC c/o SP Diamond State Class B Holdings, LLC 30 Ivan Allen Jr. Blvd. Atlanta, GA 30308 Attention: General Counsel and Corporate Secretary

with a copy to (which copy shall not constitute notice):
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
Attention: [*]
Telephone: [*]
Email: [*]

with a copy to (which copy shall not constitute notice):

Assured Guaranty Municipal Corp.
1633 Broadway
New York, New York 10019
Attention: General Counsel
Email: [*]

Section 12.4    Assignment.

(a)    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including by operation of law), but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party (to be granted in the other Party’s sole discretion), provided that (i) Buyer may assign its indemnification rights to each Site Landlord as set forth in Section 11.3(c) upon notice to Seller, (ii) Buyer may assign all of its right, title and interest in and to this Agreement to an Affiliate wholly owned (directly or indirectly) by either Investor without the prior consent of Seller (provided that such assignee Affiliate shall assign this Agreement back to the Buyer at any future date that such assignee is no longer an Affiliate of the Buyer), (iii) Buyer may make such an assignment without Seller’s

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consent to a successor to substantially all of Buyer’s business, whether in a merger, sale of stock, sale of membership interests, sale of assets or other transaction (other than a transaction with an entity that is a competitor of Seller or its Affiliates, unless consented to under the provisions of Section 12.4(b)), and (iv) Seller shall be entitled to subcontract any of its obligations under this Agreement without consent (except as set forth in Section 12.14) or to assign its obligations under this Agreement to an Affiliate under common ownership with Seller, provided further that (X) such assignment or subcontracting shall not excuse Seller from the obligation to competently perform any subcontracted or assigned obligations or any of its other obligations under the Agreement and (Y) nothing in this Agreement shall be deemed to require the consent of any Party with respect to any change in control, merger or sale of all or substantially all of the assets of either Investor or Seller. Any purported assignment or delegation in violation of this Section shall be null and void.
(b)    In the event of an assignment by Buyer or other transaction described in clause (iii) of Section 12.4(a), Buyer shall notify Seller of the identity of the proposed assignee or successor in writing, and Seller shall have the right to consent to such assignment or transaction in the event that Seller reasonably believes such proposed assignee to be a competitor of Seller. Seller shall notify Buyer of its determination within ten (10) Business Days of receipt of notice from Buyer hereunder. If Seller notifies Buyer that it has determined that the proposed assignee is a competitor of Seller and that Seller is electing to withhold consent, then Buyer shall be prohibited from consummating the proposed transaction unless it has been finally determined that such proposed assignee is not a competitor of Seller.
(c)    Any disputes regarding Seller’s determination of a proposed assignee as a competitor to Seller shall be resolved as follows:
(i)    Buyer will promptly provide written notification of the dispute to Seller within five (5) Business Days after notice by Seller that it has determined the proposed assignee to be a competitor and that it is withholding its consent. Thereafter, a meeting shall be held promptly between the Parties, attended by Seller’s Chief Financial Officer and Buyer’s Chief Financial Officer, to attempt in good faith to negotiate a resolution of the dispute, provided, that either Party may elect to escalate the dispute to the Parties’ respective Chief Executive Officer at any time.
(ii)    If the Parties are not successful in resolving a dispute within ten (10) Business Days of the meeting called for above, the dispute shall be submitted, within ten (10) Business Days thereafter, to a mediator with energy industry experience. The Parties shall cooperate with and provide such documents, information and other assistance as is requested by the mediator to assist in efforts to resolve the dispute. The costs of the mediator shall be borne equally by the Parties.
(iii)    If efforts to mediate are not successful within thirty (30) days of submitting the dispute to the mediator, both Parties will retain all legal remedies available to them.

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Section 12.5    Dispute Resolution; Service of Process.
(a)    Except as provided in Section 12.4(c), in the event a dispute, controversy or claim arises hereunder, including any claim whether in contract, tort (including negligence), strict product liability or otherwise, the aggrieved Party will promptly provide written notification of the dispute to the other Party within ten (10) days after such dispute arises. Thereafter, a meeting shall be held promptly between the Parties, attended by Representatives of the Parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the Parties are not successful in resolving a dispute within twenty-one (21) days of such meeting, then, subject to the limitations on remedies set forth in Section 10.3 and Section 10.4 and ARTICLE XI, either Party may pursue whatever rights it has available under this Agreement, at law or in equity in accordance with Section 12.6 herein.
(b)    In the event of any dispute arising out of or relating to this Agreement, each Party hereby consents to service of process made to the addressees set forth in Section 12.3 herein either by overnight delivery by a nationally recognized courier or by certified first class mail, return receipt requested, and hereby acknowledges that service by such means shall constitute valid and lawful service of process against the Party being served.
Section 12.6    Governing Law, Jurisdiction, Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW OR OTHER PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO ANY SUCH DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
Section 12.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, portable document format or other electronic means (including services such as DocuSign) will be considered original signatures, and each Party shall thereafter promptly deliver original signatures to the other Party.
Section 12.8    Interpretation. The article, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 12.9    Entire Agreement. This Agreement, the other Transaction Documents, the [*], and the exhibits, schedules, documents, certificates and instruments referred to therein, embody

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the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those in this Agreement or any other agreement entered into on the date of this Agreement between the Parties) made by or on behalf of any other Party at any time before the signature of this Agreement. Each Party waives all rights and remedies which, but for the immediately preceding sentence, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.
Section 12.10    Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
Section 12.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
Section 12.12    Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.
Section 12.13    Independent Contractor. Seller shall perform the Installation Services and act at all times as an independent contractor, and shall be solely responsible for the means, methods, techniques, sequences, and procedures employed for execution and completion of the Installation Services. Nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint venturers or anything other than the relationship of customer and independent contractor. Notwithstanding anything to the contrary herein, including Seller’s obligation to perform on behalf of Buyer certain of Buyer’s obligations under the Tariff, Interconnection Agreements, and Site Leases, neither Seller nor any of its employees, agents, subcontractors or Representatives shall be considered an employee, agent, subcontractor or Representative of, nor under the control of, Buyer under this Agreement. Seller shall at all times maintain supervision, direction and control over its employees, agents, subcontractors and Representatives as is consistent with and necessary to preserve its independent contractor status, and Seller shall be responsible to Buyer for the acts and omissions of each such employee or subcontractor.

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Section 12.14    Service Providers. Seller may appoint one or more unrelated third party(ies), who is appropriately qualified, licensed, and financially responsible, to perform Installations Services throughout the Term. Seller shall submit such appointment of any Major Service Provider to Buyer for its prior written approval, which approval shall not be unreasonably withheld or delayed. No such appointment nor the approval thereof by Buyer, however, shall relieve Seller of any liability, obligation, or responsibility resulting from a breach of this Agreement. “Major Service Provider” means any Service Provider that Seller proposes to engage to perform any Installations Services for which the aggregate compensation to such Service Provider in respect of Installation Services is expected to be greater than ten percent (10%) of Seller’s budgeted amounts for all Installation Services for all the Phase 2 New Systems pursuant to this Agreement. The Parties agree that each of the Major Service Providers set forth on Schedule 12.14 hereof are approved for all purposes by Buyer as of the Agreement Date. Each subcontractor (of any tier, Service Providers, Major Service Providers, and Service Technicians) must be a reputable, qualified firm with an established record of successful performance in its trade, and shall obtain and maintain such insurance coverages having such terms as set forth in Annex B to the extent applicable to the work to be performed by such subcontractor. Seller shall not be relieved from its obligation to provide any services hereunder if a subcontractor agrees to provide any or all of such services. No subcontractor is intended to be or will be deemed a third-party beneficiary of this Agreement. Nothing contained herein shall create any contractual relationship between any subcontractor and Buyer or obligate Buyer to pay or cause the payment of any amounts to any subcontractor, including any payment due to any third party. Seller shall not permit any subcontractor to assert any Lien against any Phase 2 New System or Bloom System, or attach any Lien other than a Permitted Lien. None of Seller’s employees, subcontractors or any such subcontractor’s employees will be or will be considered to be employees of Buyer. To the extent that any Site Landlord has the right to request removal of any Seller or subcontractor personnel under a Site Lease, Seller shall cooperate with Buyer in complying with the terms and conditions of such Site Lease including by, upon written notification by Buyer that the performance, conduct or behavior of any Person employed by Seller or one of its subcontractors is unacceptable to the applicable Site Landlord, promptly stopping such Person from performing any obligations hereunder and/or removing such Person from the applicable Site. Additionally, Buyer may bring to Seller’s attention any concerns regarding the performance, conduct or behavior of any Person employed by Seller or one of its subcontractors, which concerns Seller shall consider in good faith and thereafter take such action as Seller deems appropriate under the circumstances. Seller will be fully responsible for the payment of all wages, salaries, benefits and other compensation to its employees and for payment of any Taxes due because of its work hereunder.
Section 12.15    Rights to Deliverables. Buyer agrees that Seller shall, except as expressly set forth herein, retain all rights, title and interest, including Intellectual Property rights, in any Training Materials provided to Buyer in connection with the services performed hereunder. “Training Materials” means any and all materials, documentation, notebooks, forms, diagrams, manuals and other written materials and tangible objects, describing how to operate and maintain the Facilities or perform any of the Installation Services and/or Facility Services (if applicable), including any corrections, improvements and enhancements which are delivered by Seller to Buyer, but excluding any Documentation or other data and reports delivered to Buyer in respect of any Facilities.

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Section 12.16    Limitation on Export. Buyer agrees that it will not export, re-export, resell, ship or divert directly or indirectly any Facility or any part thereof in any form or technical data or Software furnished hereunder to any country prohibited by the United States Government or any other Governmental Authority, or for which an export license or other Governmental Approval is required, without first obtaining such license or approval.
Section 12.17    Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.
Section 12.18    No Rights in Third Parties. Except as otherwise specified herein, (a) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party, (b) no Person that is not a Party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder and (c) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder.
Section 12.19    No Modification or Alteration of DSGP Operating Agreement or Phase 1 CapEx Agreement. Notwithstanding anything to the contrary herein and for the avoidance of doubt, (a) nothing in this Agreement shall affect or modify the rights or obligations of the members of Buyer under the DSGP Operating Agreement or of Buyer or Seller under the Phase 1 CapEx Agreement, and (b) no Buyer Manager shall have authority to take any action or agree to take any action that would violate the DSGP Operating Agreement or that would require the consent or approval of any member or the managing member of Buyer under the DSGP Operating Agreement (unless such consent or approval is first obtained).
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IN WITNESS WHEREOF, Buyer and Seller have caused this Fuel Cell System Supply and Installation Agreement to be signed by their respective duly authorized officers as of the Agreement Date.

BUYER:	SELLER:
DIAMOND STATE GENERATION PARTNERS, LLC a Delaware limited liability company	BLOOM ENERGY CORPORATION a Delaware corporation

By: ____________________________	By: ____________________________
Name:	Name:
Title:	Title:

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Annex A
Conceptual Design

ANNEX A-1
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Annex B
Insurance
Insurance. At all times during the Term, without cost to Buyer, Seller shall maintain in force and effect the following insurance with insurance companies rated “A-” or better, with a minimum size rating of “X” by AM Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if AM Best’s Insurance Guide and Key Ratings shall no longer be published) or other companies reasonably satisfactory to Buyer, which insurance shall not be subject to cancellation, termination or other material adverse changes unless the insurer delivers to Buyer written notice of the cancellation, termination or change at least thirty (30) days in advance of the effective date of the cancellation, termination or material adverse change or if notice from the insurer to Buyer of material adverse change is not available on commercially reasonable terms then Seller shall provide Buyer with such notice as soon as reasonably possible after becoming aware of such change:
(a)Worker's Compensation Insurance as required by the laws of the state in which Operator’s employees are manufacturing Phase 2 New Systems or performing Installation Services;
(b)Employer's liability insurance with limits at policy inception not less than [*] per occurrence;
(c)Commercial General Liability Insurance, including bodily injury and property damage liability (arising from premises, operations, contractual liability endorsements, products liability, or completed operations) with limits not less than [*] per occurrence and [*] annual aggregate limit at policy inception;
(d)If there is exposure, automobile liability insurance in accordance with prudent industry practice with a limit of not less than [*], combined single limit per occurrence;
(e)Umbrella liability insurance acting in excess of underlying employer’s liability, commercial general liability and automobile liability policies with limits not less than [*] per occurrence, except that any subcontractors shall be required to maintain such insurance with limits of not less than [*];
(f)Professional errors and omission insurance with a limit of not less than [*] per occurrence;
(g)Environmental/pollution liability insurance with a limit of not less than [*] per claim;

ANNEX B-1
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(h)Builder’s Risk/Installation Coverage for each Phase 2 New System, with replacement costs and a delay in startup component (for avoidance of doubt, this requirement is only applicable, with respect to each Phase 2 New System, until the date of Commissioning of such Phase 2 New System); and
(i)Marine Cargo - Transit coverage (including air, land and ocean cargo, as applicable) on an “all-risk” basis and a “warehouse to warehouse” basis with a per occurrence limit equal to not less than [*]% of the value including transit and insurance of such shipment involving the Facility at all times for which the Seller bears or has accepted risk of loss or has responsibility for providing insurance. Coverage shall include loading, unloading and temporary storage (as applicable). Coverage shall be maintained in accordance with prudent industry practice in all regards with per occurrence deductibles of not more than $50,000 for physical damage and other terms and conditions acceptable to the Buyer. For avoidance of doubt, (i) this requirement is only applicable during installation and is not required to be maintained with respect to any Phase 2 New System after the date of Commissioning of such Phase 2 New System, and (ii) this requirement shall not apply to any subcontractor except those engaged to transport materials owned by Seller during such transit.
Seller shall cause Buyer to be included as additional insured to all insurance policies required in accordance with the provisions of this Agreement except for worker’s compensation. The required insurance must be written as a primary policy not contributing to or in excess of any policies carried by Buyer, and each must contain a waiver of subrogation in favor of Buyer.
Additionally, Seller shall procure and maintain any insurance coverages (if any) with respect to commercial general liability and excess liability required to be carried by Buyer’s contractors and service providers pursuant to a Site Lease pursuant to policies that comply with all requirements set forth in such Site Lease.
Additional Insurance. To the extent that a Material Contract (as defined in the ECCA) requires Seller to maintain additional insurance coverage, higher limits or any other insurance requirement because of Seller’s undertakings pursuant to this Agreement (“Required Insurance”), Seller shall obtain and maintain the Required Insurance for as long as required under such Material Contract.
Seller shall provide Buyer with evidence of compliance with these insurance requirements when requested by Buyer from time to time on a reasonable basis.

ANNEX B-2
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Exhibit A
Specifications for Phase 2 New Systems
PHASE 2 NEW SYSTEM SPECIFICATIONS
System Capacity: 250kW or 200kW
Electrical Connection: 480 V, 3-phase, 60 Hz

Fuels: Natural Gas
Input Fuel Pressure: 10-18 psig (15 psig nominal)
Water: None during normal operation following Commissioning
NOx: < 0.01 lbs/MWh
SO2: 0.0002 lbs/MWh
CO: <0.05 lbs/MWh
VOCs: < 0.02 lbs/MWh

Weight: 13.6 tons for 250kW and 12.2 tons for 200kW
Dimensions (variable layouts): 14'9" x 8'9" x 7' or 29'6" x 4'5" x 7'5"

Temperature Range: -20° to 45° C
Humidity: 0% to 100%

Location: Outdoor
Noise: < 70 dBA @ 6 feet
BLOOM SYSTEM METER SPECIFICATIONS
Voltage: +/- 1.0%
Current: +/- 1.5%
Power: +/- 2.0%
Bloom System Meter specifications reflect nominal ratings and 25o C ambient

MASS FLOW CONTROLLER SPECIFICATIONS
Fuel Scale Range (N2): 250SLM
Accuracy: +/- 1.0% S.P (>/= 35% F.S.); +/- 0.35% (<35% F.S.)
Linearity: +/- 0.5% F.S.
Repeatability: +/- 0.2% F.S.
Response Time: </= 2sec
Temperature Range: -20° to 70° C

Exhibit A-1
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Exhibit B
Form of Bill of Sale

BILL OF SALE

This BILL OF SALE, dated as of __________ __, 20_ is made by BLOOM ENERGY CORPORATION, a Delaware corporation (“Seller”), to DIAMOND STATE GENERATION PARTNERS, LLC, a Delaware limited liability company (“Buyer”), and is delivered pursuant to the Fuel Cell System Supply and Installation Agreement, dated as of December 23, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “CapEx Agreement”), between Seller and Buyer, in connection with the transfer of the assets described on Exhibit A attached hereto (the “Purchased System”).
Seller hereby assigns, conveys, sells, delivers, sets over and transfers to Buyer, for the consideration, and on the terms and conditions, set forth in the CapEx Agreement, all of Seller’s rights, title and interest in, under and to the Purchased System, and Buyer hereby accepts such assignment.
This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of New York.
This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, portable document format or other electronic means (including services such as DocuSign) will be considered original signatures.
[Signature Page Follows]

Exhibit B-1
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IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be signed by their respective duly authorized officers as of the date first written above.
SELLER:
BLOOM ENERGY CORPORATION

By: __________________________
Name:
Title:

BUYER:
DIAMOND STATE GENERATION PARTNERS, LLC

By: __________________________
Name:
Title:

Exhibit B-2
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Attachment A to Bill of Sale

Purchased Systems

Exhibit B-3
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Exhibit C
Seller Deliverables
The Parties acknowledge that Seller has provided a detailed commissioning plan within the seven (7) days preceding the Agreement Date.
Seller shall submit the items listed below prior to and as a condition of the Commissioning of each Phase 2 New System, all in form and substance reasonably acceptable to Buyer:

1.	Example screenshot to be delivered by Seller, with details on sample shown below:

2.	Seller’s properly completed Commissioning checklist in Excel format and in the form Seller previously delivered to Buyer via email.

3.	Seller’s current site plan and layout drawing showing the location and “Site ID” of each Phase 2 New System at its installed location within the Facility.

Seller shall submit the items listed below on or before sixty (60) days following the Commissioning of the final Phase 2 New System to achieve such milestone hereunder at each Facility, all in form and substance reasonably acceptable to Buyer:

1.	Final OSHA 300Log (not required to be organized by Site)

2.	Final Incident Reports (to include First Aid logs, Final Root Cause Analysis Reports, and Final Near Miss Reports)

3.	Quality Documentation for Construction activities (if applicable)

Exhibit C-1
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4.	Permitting documentation (if applicable)

5.	An as-built package reflecting all Phase 2 New System installation details in AutoCAD.

Exhibit C-2
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Exhibit D

Form of Payment Notice

To:     DIAMOND STATE GENERATION PARTNERS, LLC (“Buyer”)
This Payment Notice, dated ________, 20_, is given pursuant to Section 2.5(c) of the Fuel Cell System Supply and Installation Agreement between the BLOOM ENERGY CORPORATION (“Seller”) and Buyer dated December 23, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “CapEx Agreement”). Terms defined in the CapEx Agreement have the same meaning where used in this Payment Notice.
Seller hereby notifies Buyer that, in connection with the Invoice Due Date occurring on ___________, 20__, Buyer shall be obligated to make Purchase Price payments to Bloom for all invoices issued pursuant to [Section 2.4(a)(ii)][Section 2.4(a)(iii)] of the CapEx Agreement in the aggregate amount of $__________.

The Purchase Price to be paid by Buyer on the above-mentioned Invoice Due Date is comprised of the Purchase Price payments in connection with the Commissioning of Phase 2 New Systems with aggregate System Capacity of ___kW, which amount represents the remainder of the Purchase Price for such Phase 2 New Systems not previously paid by Buyer.
Included with this Payment Notice is the applicable Seller’s Certificate of Commissioning evidencing the achievement of all of the Commissioning Milestones achieved by the Phase 2 New Systems referenced above.
Seller hereby certifies that each of the representations and warranties of Seller in the CapEx Agreement is true and correct in all respects as of the date of this Payment Notice.
This Payment Notice may be relied upon by Buyer.
Signed for and on behalf of BLOOM ENERGY CORPORATION

By: __________________________
Name: __________________________
Title: __________________________

Exhibit D-1
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Exhibit E

Form of Purchase Order

Exhibit E-1
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Exhibit F
Intentionally Omitted

Exhibit F-1
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Exhibit G
Form of Seller’s Certificate of Delivery Milestone Completion
To:     DIAMOND STATE GENERATION PARTNERS, LLC (“Buyer”)
This Certificate is given pursuant to paragraph (d) of the definition of Delivery Milestone in the Fuel Cell System Supply and Installation Agreement between the BLOOM ENERGY CORPORATION (“Seller”) and Buyer dated December 23, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “CapEx Agreement”). Terms defined in the CapEx Agreement have the same meaning where used in this Certificate.
This certificate is provided in respect of the Phase 2 New Systems set forth on Attachment 1 hereto.
Seller hereby certifies, in respect of each such Phase 2 New System:
(a)    such Phase 2 New System has been Delivered; and
(b)    such Phase 2 New System has been placed upon such concrete pad and is available for installation, startup, and Commissioning.

Signed for and on behalf of BLOOM ENERGY CORPORATION

By: ………………………………………………………………
Name:………………………………………………………………..
Title:………………………………………………………………….

Exhibit G-1
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Attachment 1 to Seller’s Certificate of Delivery Milestone Completion

Serial Number	Project	System Capacity	Delivery Date

Exhibit G-2
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Exhibit H
Form of Seller’s Certificate of Commissioning
To:     DIAMOND STATE GENERATION PARTNERS, LLC (“Buyer”)
This Certificate is given pursuant to paragraph (d) of the definition of Commissioning in the Fuel Cell System Supply and Installation Agreement between the BLOOM ENERGY CORPORATION (“Seller”) and Buyer dated December 23, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “CapEx Agreement”). Terms defined in the CapEx Agreement have the same meaning where used in this Certificate.
This certificate is provided in respect of the Phase 2 New Systems set forth on Attachment 1 hereto.
Seller hereby certifies, in respect of each such Phase 2 New System:
(a)    such Phase 2 New System has been installed at the applicable Facility specified in the Purchase Order, and has been Placed in Service; and
(b)    such Phase 2 New System (A) has been installed in the applicable Facility, and (B) is producing power at one hundred percent (100%) of such Phase 2 New System’s System Capacity.
Signed for and on behalf of BLOOM ENERGY CORPORATION

By: ………………………………………………………………
Name:………………………………………………………………..
Title:………………………………………………………………….

Exhibit H-1
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Attachment 1 to Seller’s Certificate of Commissioning

Serial Number	Project	System Capacity	Delivery Date	Commissioning Date

(i)

Exhibit H-2
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Exhibit I
Forms of Conditional Lien Waiver and Final Lien Waiver

Exhibit I-1
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Exhibit J

Seller Corporate Safety Plan

At all times during the Term, Seller shall maintain at Seller’s corporate headquarters and adhere to Seller’s written corporate safety programs, which shall include the following programs:

▪ Contractor Environmental Health & Safety Program
▪ Injury and Illness Prevention Program
▪ Heat Illness Prevention Program
▪ Emergency Action and Fire Prevention Plan
▪ Hazard Communication Program
▪ Corporate Electrical Standard – Specific Electrical Safe Work Practices
▪ Electrical Safety Awareness
▪ Lockout/Tagout
▪ Fall Protection Program (Working at Heights)
▪ Ladder Safety Program
▪ Powered Industrial Trucks (PIT)
▪ Hoist Safety Program
▪ Personal Protective Equipment (PPE)
▪ Respiratory Protection Program
▪ Hearing Conservation Program
▪ Hand and/or Powered Tools Safety Program
▪ Hot Work Process
▪ First Aid / CPR Program

(the foregoing, collectively, the “Seller Corporate Safety Plan”).

Exhibit J-1
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Exhibit K

Subcontractor Quality Plan

Seller will adhere to the following standards and processes as applicable when engaging subcontractors for performance under this Agreement.

▪	General contractors will be subject to the terms and conditions set forth in The American Institute of Architects Document A107 – 2007 as amended in certain cases

▪	General contractors are required to complete a Bloom Energy Contractor Qualification Training Program

▪	General contractor superintendents and foremen must be certified and qualified by Seller to be on site

▪	Standard safety protocols will be observed at all times:

▪	Site superintendents are OSHA30 certified

▪	Seller superintendents ensure general contractors follow all local and state OSHA and owner requirements

▪	Confirmation of “Injury and Illness Prevention Program”

▪	Seller included in the ISN program – 3rd party safety evaluation

▪	A project superintendent assigned by Seller will review subcontractor work according to a standard site verification check list

▪	Contractors will submit Contractor Quality Guarantees for each site providing written verification of points of assurance including torques per site, Megger testing and line flushing

▪	Prestart verification conducted for all sites to review and confirm the quality of subcontractor work

▪	Prior to Commissioning, Seller conducts an “OK to Start” meeting during which subcontractor quality of work is reviewed and confirmed as resolved

▪	All incidents are logged in a database and reviewed on an ongoing basis by Seller quality management as well as at the OK to Start meeting

▪	Quarterly business reviews conducted with general contractors to formally review incident data and mitigate process and workmanship issues.

Exhibit K-1
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Exhibit L

Parties’ Managers

Seller: [*]
Buyer: [*]

Exhibit L-1
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Exhibit M

Form of Independent Engineer’s Certificate

Exhibit M-1
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SCHEDULE 3.3(A)(II)

COMMISSIONING PROCEDURES

Seller will perform the following activities in connection with the commissioning of each Phase 2 New System, in accordance with the installation manuals provided for such Phase 2 New System and the applicable Site Lease to the extent necessary to cause such Phase 2 New System to achieve Commissioning:

▪	[*]

SCHEDULE 5.2(B)

SECTION 5.2(B) KNOWLEDGE PARTIES

[*]

Schedule 3.3(a)(ii)-1
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SCHEDULE 12.14

APPROVED MAJOR SERVICE PROVIDERS

[*]
[*]
[*]

Schedule 12.14-1
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